PROSPECTUS	Filed pursuant to 424(b)(3) Registration Statement No. 333-188565

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

OverNear, Inc.

17,084,485 SHARES OF COMMON STOCK

OverNear, Inc. (“we”, “us”, or the “Company”) is offering for sale a maximum of 17,084,485 shares of its common stock contained herein under two transactions: (1) the distribution of 10,558,896 shares (the “Distribution Shares”) of our common stock, par value $0.001 per share, to the shareholders of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”) as a result of a Spin-Off transaction (the “Distribution” or “Spin-Off”) (provided that 105,589 of such shares (representing 1% of the Distribution Shares) are being registered to allow for rounding in connection with the Spin-Off ) and (2) the resale (the “Resale”) of an aggregate of 6,420,000 shares of our common stock (the “Resale Shares”) underlying 3,210,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase 3,210,000 shares of our common stock (the “Warrants”) owned by twenty-two (22) selling shareholders (the “Selling Shareholders”) described more fully herein.

The Selling Shareholders will receive all of the proceeds from the sale of the Resale Shares and we will receive none of those proceeds. The Selling Shareholders are offering our common stock at an initial price of $0.50 until and unless our shares are traded on a national securities exchange or quoted on the OTCBB or OTCQB markets (which we can provide no assurance will be accomplished) and thereafter at prevailing market prices or privately negotiated prices.

This Prospectus Supplement supplements and amends our Prospectus dated May 13, 2013, as amended and supplemented. This Prospectus Supplement includes a complete and amended shareholder list of those shareholders receiving Distribution Shares.  This Prospectus Supplement should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Innolog is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the Distribution. The shareholders of Innolog receiving shares in the Distribution may be considered underwriters within the meaning of the Securities Act of 1933, as amended, in connection with the resale of the Distribution Shares.

We do not expect any secondary market in our common stock to develop in the near future. As a result, you should not expect to be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you may receive less than your purchase price.  While we currently intend to seek listing of our shares on a national securities exchange or quotation of our shares on the OTC Bulletin Board (the “OTCBB”) and/or the OTC Market Group Inc.’s quotation system’s OTCQB (the “OTCQB”) market, depending upon our qualifications at the time, there can be no assurance that we will be successful in doing so.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium term liquidity.

Simultaneously with the offering being conducted pursuant to this Prospectus, we have another concurrent offering of our shares that will have a dilutive effect on any purchaser of shares under this Prospectus and the Registration Statement of which it is a part. We are conducting an offering pursuant to another Prospectus (the “Direct Offering Prospectus”), which registers the sale by the Company of up to 10,000,000 shares (the “Direct Offering Shares”) of our common stock. The sales of the Direct Offering Shares under the Direct Offering Prospectus will be sold on a “best-efforts” self-underwritten basis, not including selling commissions of up to 9.26% of the aggregate offering price which may be payable with to respect to those shares offered and sold through any underwriters, broker-dealers or selling agents (“Selling Agents”) with whom we enter agreements for the sale of the securities on the Company’s behalf. We cannot determine how long it will take for the shares to be sold, or whether we will be successful in selling any of the shares. The sales of the Direct Offering Shares are not covered by this Prospectus. As such, there are a total of 26,978,896 shares of our common stock registered for sale, resale, or distribution under this and the other Prospectus referred to above, although there is no guarantee that all of the shares will be sold or distributed.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [April 30], 2014

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “OverNear” and the “Company” refer to OverNear, Inc., but do not include the shareholders of OverNear, Inc.

Business Overview

Following our transition to a new line of business resulting from the transactions described below, we are currently developing and are marketing a location-based social networking and mobile advertising platform that helps connect people to people and businesses to consumers. A beta version of our OverNear mobile app is now available for free download to users in Apple’s iTunes store, however we are developing and plan to implement several new features, bug fixes, and enhancements.  By the end of the second quarter of 2014, we plan to execute our business model and monetize our mobile app by offering businesses an opportunity to advertise to our users.  We plan to earn revenue by charging businesses a monthly subscription fee to use our platform and technology as an advertising and marketing channel to reach our users.  We also expect to attract advertising dollars using traditional pay per click (CPC) and views per thousand (CPM) models on our mobile application.  Additionally, we plan to extend the use of our mobile app to include payment-processing integration for point-of-sale transactions in partnership with ticket agents and venue operators, whereby we will earn a commission for purchase transactions effected through our app.  Currently, we have approximately 3,500 users of the beta version of our mobile app.  Our free mobile utility is described in greater detail below under “Business” - “Business Overview” - “Social Networking”.

We were formed as Awesome Living, Inc. in Nevada in July 2010 as a wholly-owned subsidiary of uKarma Corporation, a Nevada corporation (“uKarma”, which subsequently changed its name to Innolog Holdings Corporation as discussed below).  uKarma developed and marketed proprietary branded personal health and wellness products, including a proprietary branded fitness DVD series (Xflowsion). On August 9, 2010, the assets of uKarma’s operating health and wellness business, including its Xflowsion DVD series, and its liabilities were transferred into Awesome Living, Inc. pursuant to a Contribution Agreement.  On June 20, 2011, we changed our name from Awesome Living, Inc. to OverNear, Inc. and operate as a development stage company with a focus on developing a location-based social networking and mobile advertising platform.  We are no longer attempting to actively sell our personal health and wellness products and while we are not actively seeking to monetize such assets, we remain amenable to selling such prior operations and assets, if and when approached by a potential buyer.

We are a development stage company that has not generated any significant revenue to date. We had no sales during the fiscal year ended December 31, 2012 or for the nine months ended September 30, 2013. As of December 31, 2012 we had total assets of $737,383, including $150,159 in cash and $14,387 in prepaid expenses and incurred a net loss of $1,764,894 for the year then ended and $3,905,434 for the period from inception (July 22, 2010) to December 31, 2012. As of September 30, 2013 we had total assets of $1,138,352, including $47,727 in cash and $244,759 in prepaid expenses and incurred a net loss of $1,693,541 for the nine months then ended and $5,598,575 for the period from inception (July 22, 2010) to September 30, 2013. As of January 31, 2014, we had $826,791 of cash on hand. Our auditors have expressed substantial doubt about our ability to continue as a going concern, and we expect to incur substantial losses over the next two years and we expect that we will need approximately $1.5 million to operate our business over the next 12 months and $3 million over the next 24 months. We have a monthly “burn rate” of approximately $110,000, and we believe that, without additional capital, we will run out of funds by the end of July 2014.

As of January 31, 2014, we had 68,980,663 shares of common stock outstanding, which implies an aggregate price of our common stock of approximately $34,490,332 based on a $0.50 per share price utilized in the Direct Offering. As of September 30, 2013, we had total stockholders’ equity of $777,550.

Our Relationship with Innolog

We were formed as a wholly-owned subsidiary of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”).  On August 9, 2010, Innolog’s operating health and wellness business’ assets, including its Xflowsion DVD series, and liabilities were transferred into the Company in anticipation of the Spin-Off from Innolog by distributing to Innolog’s shareholders all of the outstanding shares of our common stock held by Innolog, pursuant to that certain Contribution Agreement dated August 9, 2010 (the “Contribution Agreement”) by and between the Company and Innolog.

On September 15, 2010, we filed a Form 10-12G with the Securities and Exchange Commission (the “Commission” or the “SEC”), as amended on November 9, 2010 (the “Form 10”) whereby we registered our common stock under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).  At the time of our Form 10 filing, we were a wholly-owned subsidiary of Innolog and the Spin-Off was originally slated to occur at the time we filed the Form 10 as contemplated by the Amended and Restated Merger Agreement (as described below).  Subsequent to the filing of the Form 10, we determined that we would need to register the Spin-Off on a Form S-1 Registration Statement and the delay in filing such Form S-1 registration statement to register the Spin-Off was due to a change in our business model from personal health and wellness products to a location-based social networking and mobile advertising platform and the subsequent development of our OverNear mobile application technology. We are no longer attempting to actively sell our personal health and wellness products and while we are not actively seeking to monetize such assets, we remain amenable to selling such prior operations and assets, if and when approached by a potential buyer.

We ceased being a wholly-owned subsidiary of Innolog on September 13, 2010 when we issued 10,700,000 shares of our common stock to our management.  After other subsequent issuances of shares of common stock in connection with compensation paid for services rendered by consultants and service providers and the sale of certain securities in private placements over the past three years, the number of our outstanding shares has increased such that Innolog currently owns 15.3% of OverNear’s issued and outstanding common stock.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 9.

Corporate Information

Our principal executive offices are located at 1460 4th St., Suite 304, Santa Monica, California 90401, and our telephone number is (310) 744-6060. We maintain websites at www.overnear.com.  Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this Prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related MD&A;

●	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected not to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

THE OFFERING

Summary of the Transactions Covered by this Registration Statement and Prospectus

As noted above, this Prospectus, and the Registration Statement of which it is a part, cover two separate transactions and issuances of shares of the Company: (1) the distribution of 10,558,896 shares (the “Distribution Shares”) of our common stock, par value $0.001 per share, to the shareholders of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”) as a result of a Spin-Off transaction (the “Distribution” or “Spin-Off”) and (2) the resale (the “Resale”) of an aggregate of 6,420,000 shares of our common stock (the “Resale Shares”) underlying 3,210,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase 3,210,000 shares of our common stock (the “Warrants”) owned by twenty-two (22) selling shareholders (the “Selling Shareholders”).

The Spin-Off

The Distribution Shares will be issued in connection with a Spin-Off of the Company from Innolog summarized below and described in more detail in the section entitled “The Spin-Off” on page 23.

The following is a brief summary of the material terms and conditions of the Spin-Off. Please see “Questions and Answers about the Company and the Spin-Off” for a more detailed description of the matters described below.

The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective, to the holders of record of Innolog common stock on August 12, 2010.  Holders of record of Innolog common stock at the close of business on the record date will receive one (1) share of common stock of OverNear for every five (5) shares of Innolog common stock, which on a post 11.120904:1 reverse stock split basis, which split of Innolog’s issued and outstanding common stock was effected on August 18, 2010, equates to 2.2241808 shares of OverNear common stock for every one (1) share of Innolog common stock, resulting in a pro rata distribution of OverNear’s shares to Innolog’s shareholders.  All fractional shares will be rounded up to the nearest whole number.  A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited for the shares, within 30 days of the date of the Distribution.

We have not applied to register the Distribution Shares in any state. An exemption from registration will be relied upon in the states where the Distribution Shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. The Distribution Shares may not be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so.

Innolog shareholders will not be required to make any payment for the Distribution Shares, nor will they be required to surrender or exchange their shares of Innolog common stock or take any other action in order to receive our common stock in the Spin-Off.

The Spin-Off may or may not be tax-free for Innolog shareholders.  We do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the Spin-Off’s tax status, nor do we plan to obtain one.  Innolog shareholders should consult with their own tax advisor as to the particular consequences of the Spin-Off to them.

No action will be required of Innolog shareholders to receive the Distribution Shares. If you held your Innolog shares as of the record date in a brokerage account, your shares of our common stock will be credited to that account. If you held your shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our common stock.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Risks Relating to Our Business

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our Spin-Off from Innolog.

By separating from Innolog, there is a risk that our company may be more susceptible to market fluctuations, liquidity challenges, increased public scrutiny, decisions by financial institutions not to maintain accounts or other relationships with us, and other adverse events than we would have been if we were still a part of the current Innolog.  We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone, independent company or such benefits may be delayed or may not occur at all.  For example, analysts and investors may not place a greater value on our business as a stand-alone company than on our business being part of Innolog.

If the Distribution is determined to be taxable for U.S. federal income tax purposes, our shareholders could incur significant U.S. federal income tax liabilities.

The Spin-Off may or may not be tax-free to the Innolog shareholders.  We do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the Spin-Off’s tax status, nor do we plan to obtain such rulings.

If the Distribution ultimately is determined to be taxable, the Distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities.  In addition, Innolog would recognize a taxable gain to the extent that the fair market value of our common stock exceeds Innolog’s tax basis in such stock on the date of the Distribution.

We may be required to satisfy certain indemnification obligations to Innolog or may not be able to collect on indemnification rights from Innolog.

Under the terms of the August 18, 2010 merger discussed on page 54, we, as successor to Innolog, and Innolog Holdings Corporation, a Nevada corporation (“Innolog Predecessor” and currently known as Innolog Group Corporation), agreed to indemnify each other and each other’s shareholders, officers, agents, and directors against any loss, liability, claim, damage, or expense to which it or they may become subject arising out of or based on (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by the indemnifying party in the merger agreement, and (ii) any and all liabilities existing prior to the closing of the merger.  We must indemnify Innolog Predecessor’s officers, directors, shareholders, and agents subsequent to closing of the merger for all losses to which such indemnified parties may become subject arising out of or based on uKarma’s operations subsequent to the closing.

We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise could be significant. Our ability to satisfy these indemnities, if called upon to do so, will depend upon our future financial strength.  We cannot determine whether we will have to indemnify Innolog Predecessor for any substantial obligations after the Spin-Off.  To the extent that Innolog is required to indemnify us after the Spin-Off, we may not be able to collect on those indemnification rights from Innolog.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern as we lack a substantial operating history and have experienced losses in the past that may continue into the future. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

As of September 30, 2013, we had negative working capital of $55,816.  To satisfy current working capital needs, we raised $971,000 through private placements of our securities during 2011, $1,589,900 in 2012, $1,944,125 during 2013, and $886,000 to date during 2014 . There is no guarantee that we will be able to meet current working capital needs if we do not receive additional infusions of cash through loans, stock sales, revenues, or other sources.

Our management is actively seeking financing and plans to continue production of its location-based mobile platform and associated marketing to generate customers and revenues.  The report from our independent registered public accounting firm states that there is substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent on our ability to meet our financing arrangements and the success of our future operations.

Our limited history of operations makes prediction of future operating results difficult.  We believe that period-to-period comparisons of our operating results should not be relied on as predictive of our future results.  We face the risks and problems associated with any business in the early stages of its product development with limited operating history in a new sector.  Based upon current plans, we expect to continue to incur operating losses because we will be incurring expenses and not generating revenues for the foreseeable future and we cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate sufficient revenues will cause us to suspend or cease operations.

We are an "emerging growth company" under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

The net proceeds from the Direct Offering will only last for a limited amount of time.  We will need to raise additional capital following the final closing of the Direct Offering.

If we raise the Maximum Offering Amount under the Direct Offering, the net proceeds will be approximately $4,537,000 (after deduction of commissions payable to Selling Agents– if any), which proceeds are expected to last for approximately 3 years. While we anticipate that the funds raised in the Direct Offering and our operations will be sufficient to fund our operations for the time periods indicated, there can be no assurance that we will be successful in meeting this goal.  Moreover, we may need to raise funds in order to finance our operations while we implement and execute our business plan, support expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses, or take advantage of unanticipated opportunities.  There can be no assurance that such additional capital will be available or on terms acceptable to us.  If we are unable to raise the Maximum Offering Amount, or otherwise generate the necessary capital to meet our capital requirements, we may not be able to successfully develop and market our location-based social networking and mobile advertising service and our financial condition and results of operations may be materially and adversely affected and we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business, results of operations and financial results.  Furthermore, sales of additional equity or convertible debt securities would result in additional dilution to our shareholders.

We face competition from companies with substantially greater resources.

The mobile advertising and social networking markets are highly competitive and saturated with many companies.  We compete primarily with Google, Apple, and Foursquare, all of which are significantly larger than us and have more capital to invest in their mobile advertising businesses.  They, or other competing companies, may establish or strengthen cooperative relationships with their mobile operator partners, brand advertisers, app developers, or other parties, thereby limiting our ability to promote our services and generate revenue.  Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers or by introducing new apps for users.

Our business will suffer to the extent that advertiser clients we are able to secure in the future, if any, purchase and sell mobile advertising through other companies that are able to become intermediaries between mobile users and advertisers.  For example, we are aware of companies that have substantial existing platforms for developers but that currently do not heavily use those platforms for mobile advertising campaigns. These companies could compete with us to the extent they expand into mobile advertising.  Other companies, such as large app developers with a substantial mobile advertising business, may decide to directly monetize some or all of their advertising space without utilizing our services.  Other companies that offer analytics, mediation, exchange, or other third-party services may also become intermediaries between mobile users and advertisers and thereby compete with us.  Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share.

The mobile advertising market may deteriorate or develop more slowly than expected, which could harm our business.

Advertising on mobile connected devices is an emerging phenomenon.  Advertisers have historically spent a smaller portion of their advertising budgets on mobile media as compared to traditional advertising methods, such as television, newspapers, radio and billboards, or online advertising over the Internet, such as placing banner ads on websites.  Future demand and market acceptance for mobile advertising is uncertain.  Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising instead of shifting additional advertising resources to mobile advertising.  In addition, our current and potential advertiser clients may ultimately find mobile advertising to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and they may even reduce their spending on mobile advertising from current levels as a result. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

Our business is dependent on the continued growth in usage of smartphones, tablets, and other mobile connected devices.

Our business depends on the continued proliferation of mobile connected devices, such as smartphones and tablets that can connect to the Internet over a cellular, wireless, or other network as well as the increased consumption of content through those devices.  Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

●	inadequate network infrastructure to support advanced features beyond just mobile Web access;
●	users' concerns about the security of these devices;
●	inconsistent quality of cellular or wireless connection;
●	unavailability of cost-effective, high-speed internet service; and
●	changes in network carrier pricing plans that charge device users based on the amount of data consumed.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of apps they download on these devices.  If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and become profitable.

We do not control the mobile networks over which we provide our advertising services.

Our mobile advertising platform will be dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as our ability to deliver ads on those networks at prices that enable us to realize a profit.  Mobile networks have been subject to rapid growth and technological change, particularly in recent years.  We do not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down.  Individuals and groups who develop and deploy viruses, worms, and other malicious software programs could also attack mobile networks and the devices that run on those networks.  Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by our advertising clients.  If the network of a mobile operator should fail for any reason, we would not be able to effectively provide our services to our clients through that mobile network.  This in turn could hurt our reputation and cause us to lose significant revenue.

Our business depends in part on our ability to collect and use location-based information about mobile connected device users.

Our business model depends in large part upon our ability to collect data about the location of mobile connected device users when they are interacting with their devices, and then to use that information to provide effective targeted advertising on behalf of our advertising clients.  Our ability to either collect or use location-based data could be restricted by a number of factors, including new laws or regulations, technology, or consumer choice.  Limitations on our ability to either collect or use location data could impact the effectiveness of our platform and our ability to target ads.

Our business depends on the participation of users in mobile marketing data collection and if a significant portion of our customers opt out of such participation, the benefits of our products and services may be limited.

We expect to utilize our tools and services to analyze user data to build sophisticated profiles and audience groups that will enable us to deliver highly targeted advertising campaigns for our advertiser clients, through the collection of anonymous data about users, audiences, and the effectiveness of particular ad campaigns. Our use of data for interest-based targeting, including location data, is based on consumer consent, and we offer consumers the ability to opt out of such targeting. If a significant portion of our consumers opt out of such data collection, our ability to collect meaningful data and in turn to most effectively assist our advertiser clients in their campaigns may be limited.

Our business is highly dependent on the mobile advertising market and related mobile devices, both of which are characterized by short product life cycles and rapidly evolving technology, any of which could negatively impact our business or results of operations.

The mobile advertising market and related mobile devices are characterized by intense competition, rapidly evolving technology, and changing consumer preferences. These factors result in the frequent introduction of new products, short product life cycles, continually evolving wireless device specifications and significant price competition. If we, our customers or wireless handset manufacturers are unable to manage product transitions, our business and results of operations could be negatively affected. If we, or our clients, are unable to continually produce new or repurpose existing products to meet any evolving consumer requirements and expectations, our revenue from such products would be adversely affected.

Our business practices with respect to the collection and storage of data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements, or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we may transmit and store information related to mobile devices and the ads we place, including a device's geographic location for the purpose of delivering targeted location-based ads to the user of the device, with that user's consent.  Federal, state, and international laws and regulations govern the collection, use, retention, sharing, and security of data that we expect to collect across our mobile advertising platform.  We intend to comply with all applicable laws, regulations, policies, and legal obligations relating to privacy and data protection.  However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.  Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy or consumer protection, could result in proceedings or actions against us by governmental entities or others.  We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws.  These proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services, and ultimately could result in the imposition of monetary liability.  We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular.  It is possible that new laws and regulations will be adopted in the U.S. and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to location-based services, collection or use of data to target ads and communication with consumers via mobile devices.

The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices.  The Federal Trade Commission has also proposed revisions to the Children's Online Privacy Protection Act, or COPPA, that could, if adopted, create greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining parental permission on website operators to the extent they collect certain information from children who are under 13 years of age.  The proposed changes would broaden the applicability of COPPA, including the types of information that would be subject to these regulations, and could apply to information that we or our clients collect through mobile devices or apps that is not currently subject to COPPA.

As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business.  In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in a variation of privacy standards from country to country.  In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects, and data security and breach notification requirements.  The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

Our sales efforts with advertisers require both significant time and expense.

Attracting our initial new advertiser clients requires substantial time and expense, and we may not be successful in establishing new relationships.  For example, it may be difficult to identify, engage, and market to potential advertiser clients who do not currently spend on mobile advertising or are unfamiliar with our current services or platform.  Furthermore, many of our clients' purchasing and design decisions typically require input from multiple internal constituencies.  As a result, we must identify those involved in the purchasing decision and devote a sufficient amount of time to presenting our services to each of those individuals.

The novelty of our services and our business model often requires us to spend substantial time and effort educating potential advertiser clients about our offerings, including providing demonstrations and comparisons against other available services.  This process can be costly and time-consuming.  If we are not successful in streamlining our sales processes with advertisers, our ability to grow our business may be adversely affected.

Failure to adequately manage our growth may seriously harm our business.

We plan to grow our business as rapidly as possible.  If we do not effectively manage our growth, the quality of our services may suffer, which could negatively affect our reputation and demand for our services.  Our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively.  This will require us to, among other things:

●	implement additional management information systems;
●	further develop our operating, administrative, legal, financial, and accounting systems and controls;
●	hire additional personnel;
●	develop additional levels of management within our company;
●	locate additional office space;
●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing, and client service and support organizations; and
●	manage our expanding international operations.

Moreover, if we generate sales for the first time and if our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization.  As a result, we may lack the resources to deploy our services on a timely and cost-effective basis.  Failure to accomplish any of these requirements could impair our ability to deliver our mobile advertising platform in a timely fashion, fulfill existing client commitments, or attract and retain new clients.

Our failure to protect our intellectual property rights could diminish the value of our services, weaken our competitive position, and reduce our revenue.

We regard the protection of our intellectual property, which includes trade secrets, copyrights, trademarks, domain names, and patent applications, as critical to our success.  We strive to protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions.  We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business, in order to limit access to, and disclosure and use of, our proprietary information.  However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We have begun to seek patent protection for certain of our technologies and currently have a provisional U.S. patent application on file, although there can be no assurance that this will lead to a patent that will ultimately be issued.  We are also pursuing the registration of our domain names, trademarks, and service marks in the U.S. and in certain locations outside the U.S. Effective trade secret, copyright, trademark, domain name, and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights.  We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location.  We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming.

Monitoring unauthorized use of our intellectual property is difficult and costly.  Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property.  Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology.  In addition, the laws of many countries, such as China and India, do not protect our proprietary rights to as great an extent as do the laws of European countries and the U.S.  Further, the laws in the U.S. and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property.  Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our mobile advertising services.  In addition, we may in the future need to initiate infringement claims or litigation.  Litigation, whether we are a plaintiff or a defendant, can be expensive and time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is favorable to us.  In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We operate in an industry with extensive intellectual property litigation. Claims of infringement against us may hurt our business.

Our success depends, in part, upon non-infringement of intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences.  The mobile telecommunications industry generally is characterized by extensive intellectual property litigation.  Although our technology is relatively new and our industry is rapidly evolving, many participants that own, or claim to own, intellectual property historically have aggressively asserted their rights.  From time to time, we may be subject to legal proceedings and claims relating to the intellectual property rights of others.

Future litigation may be necessary to defend ourselves or our clients by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights.  Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us.  Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

●	adversely affect our relationships with our current or future clients;
●	cause delays or stoppages in providing our mobile advertising services;
●	divert management's attention and resources;
●	require technology changes to our platform that would cause us to incur substantial cost;
●	subject us to significant liabilities; and
●	require us to cease some or all of our activities.

In addition to liability for monetary damages against us, which may be tripled and may include attorneys' fees, or, in some circumstances, damages against our clients, we may be prohibited from developing, commercializing, or continuing to provide some or all of our mobile advertising solutions unless we obtain licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

If we do not retain our senior management team and key employees, or attract additional sales and technology talent, we may not be able to sustain our planned growth, which may not occur, or achieve our business objectives.

Our future success is substantially dependent on the continued service of our senior management team, particularly Fred E. Tannous, our Chief Executive Officer, and Bill Glaser, our President.  We currently do not maintain key-person insurance on either of these officers.  Our future success also depends on our ability to attract, retain, and motivate highly skilled employees, particularly employees with technical skills that enable us to deliver effective mobile advertising solutions and sales and client support representatives with experience in mobile and other digital advertising and strong relationships with brand and retail advertisers.  Competition for these employees in our industry is intense.  As a result, we may be unable to attract or retain these management, technical, sales, and client support personnel that are critical to our success, resulting in harm to our key client relationships, loss of key information, expertise, or know-how, and unanticipated recruitment and training costs.  The loss of the services of our senior management could make it more difficult to successfully operate our business and pursue our business goals.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired. We also have a history of delinquent periodic filings.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and other SEC rules and regulations relating to public disclosure, and the rules and regulations of the stock market or bulletin board on which our common stock may be traded or quoted.  The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting.  We must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting.  This requires that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts.

We have discovered areas of our internal financial and accounting controls and procedures that need improvement. Our internal control over financial reporting will not prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements, and our management may conclude that our internal controls over financial reporting are not effective.  If that were to happen, the market price of our stock could decline, and we could be subject to sanctions or investigations by the stock exchange on which our common stock may be listed, the SEC, or other regulatory authorities.

We have a history of delinquent filings of our annual reports and quarterly reports with the Commission as required by Section 13(a) of the Exchange Act, although we are presently current with all required filings. A company that has not filed all of its Section 13 reports is not considered "current" in its Exchange Act reporting requirements. Delinquent filers do not satisfy the current public information requirements of Rule 144(c)(1) of the Securities Act or the reporting issuer definition of Rule 902(l) of Regulation S. Furthermore, the Commission may pursue an enforcement action against delinquent filers, such as an administrative proceeding to suspend trading pursuant to Section (12)(k) of the Exchange Act, or a civil action seeking an injunction, and/or civil monetary penalties against the delinquent filers and/or its directors. At the present time, we cannot say what, if any, action the Securities and Exchange Commission may take against us; however, any such action could have an adverse impact on us.

Risks Related to Ownership of Our Common Stock

An investment in the Company’s common stock is extremely speculative and there can be no assurance of any return on any such investment.

An investment in the Company’s common stock is extremely speculative and there is no assurance that investors will obtain any return on their investment.  Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

There is presently no trading market for our common stock and no assurance can be given that an active and liquid trading market will develop in the future. Accordingly, you may be unable to liquidate your shares quickly.

There is currently no public market for our common stock. We plan to apply for listing on a national securities exchange or have a market maker file with FINRA a 15c2-11 application to have our common stock quoted on either OTCQB or the OTCBB, depending upon our qualifications at the time. There is no assurance, however, that our common stock will ever be listed on a national securities exchange or quoted on the OTCBB or the OTCQB markets. We cannot predict when and whether FINRA will approve our application, although we will use commercially reasonable efforts to cause FINRA to approve the application as soon as practicable.  We cannot assure you that FINRA will approve our application prior to the final closing of this Offering, Even if we are able to have our common stock become quoted in the over-the-counter market, an active trading market for our common stock may not develop in the future due to a number of other factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. Once our Common Stock is listed or quoted on an active trading market, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our Common Stock is not active.

You May Face Significant Restrictions On The Resale Of Your Shares Due To State "Blue Sky" Laws.

Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this Prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

 We  face penalties in connection with our Registration Rights Agreement.

In connection with the Company’s December 31, 2012 sale of $802,500 in units consisting of an aggregate of 3,210,000 shares of the Company’s Series A Preferred Stock and warrants to purchase an aggregate of 3,210,000 shares of the Company’s common stock, the Company was required to file a registration statement registering the shares of common stock such Series A Preferred Stock were convertible into (3,210,000 shares) and the shares the warrants were exercisable for.  Such registration statement was required to be filed within 60 days of the final closing date (the “Filing Date”) and to be declared effective by 150 days from the Filing Date.  The Company did not meet the required Filing Date and the required effectiveness date has already passed.  Pursuant to the registration rights agreement, if the registration statement was not filed on a timely basis or was not declared effective by the SEC for any reason on a timely basis, the Company was required to pay each investor monthly liquidated damages equal to 1.0% of the investment amount subscribed for by such investor (capped at 12%) until the registration statement is filed or declared effective, as the case may be. As of the date of this Prospectus, the Company owes an aggregate of approximately $69,250 in penalty fees to holders of the outstanding Series A Preferred Stock in connection with the late filing of the registration statement of which this Prospectus is a part.  In the event we are unable to timely gain effectiveness of this registration statement, we could owe such investors up to an aggregate of $96,300, which, if we are required to pay such amount, could have a material adverse effect on our financial condition and force us to raise additional funding.

The Company has not received any commitments to purchase the Direct Offering Shares. There is no minimum offering amount.

The Company will use its best efforts to sell all of the Direct Offering Shares offered under the Direct Offering. These sales may be made either directly by the Company, through its officers and directors, or with the assistance of one or more Selling Agents. None of the Company, the Selling Agents, if any, or any other person, has made any commitment to purchase any of the shares offered hereby. Consequently, there can be no assurance that any of the shares will be sold. There is no minimum offering amount required for us to accept subscriptions for our common stock. To the extent that the net proceeds raised by the Company are substantially less than the Maximum Offering Amount, the Company's opportunities would be severely diminished. In the event that an alternate source of financing is not obtained in a timely manner, those investors who participate in this offering risk the loss of their entire investments. See "Management’s Discussion and Analysis of Financial Condition and Results of Operations".

The Direct Offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed.

In order to implement our business plan, we require a minimum of $1,500,000 from the Direct Offering. However, our Direct Offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the Direct Offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we will have to suspend or cease operations and investors who participate in this offering may lose their entire investments.

We have the right to issue shares of preferred stock. If we were to issue additional preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 50,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors, of which 15,000,000 is designed as Series A Preferred Stock.  There are currently 3,210,000 shares of Series A Preferred Stock issued and outstanding, which are convertible into our common stock on a one-for-one basis, which 3,210,000 common stock shares issuable upon such conversions are being registered by the Selling Shareholders under the Resale Offering.  Our board of directors is empowered, without stockholder approval, to issue additional Series A Preferred Stock as well as preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock being offered.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock being offered.  We cannot assure you that the Company will not, under certain circumstances, issue additional shares of its preferred stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of the Company’s shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations.  Rule 144 permits, under certain circumstances, the sale of securities, without any limitation, by the Company’s shareholders that are non-affiliates that have satisfied a six-month holding period. Any substantial sale of the Company’s common stock pursuant to Rule 144 or pursuant to any resale prospectus (including the Resale Offering and future sales by investors of shares purchased in the Direct Offering) may have a material adverse effect on the market price of the common stock.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

We may raise capital through a securities offering that could dilute your ownership interest and voting rights.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our principal shareholders will beneficially own 46.0% of our common stock post Spin-Off, which will provide them with substantial control over our corporate actions.

Our sole directors and executive officers, Fred E. Tannous and Bill Glaser will beneficially own approximately 46.0% of our outstanding shares of common stock post Spin-Off (including shares issuable upon the exercise of vested options) and 41.0% assuming sale of all 10,000,000 shares offered pursuant to our Direct Offering, totaling $5 million in gross proceeds to the Company (the “Maximum Offering Amount”).  These shareholders, acting individually or as a group, could exert control over matters such as electing directors, amending our articles of incorporation or bylaws, and approving mergers or other business combinations or transactions.  In addition, because of the percentage of ownership and voting concentration in these principal shareholders, elections of our board of directors will generally be within the control of these shareholders.  While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders.  As such, it would be difficult for shareholders to propose and have approved proposals not supported by these principal shareholders and their affiliated entities.  There can be no assurance that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.  The stock ownership of our principal shareholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our management has broad discretion to determine how to use the proceeds received from the Direct Offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

We plan to use the net proceeds of the Direct Offering as described under “Use of Proceeds” in the Direct Offering Prospectus.  Our management will have broad discretion over the use and investment of the net proceeds of the Direct Offering, and accordingly investors in the Direct Offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions.  It is possible that we may decide in the future not to use the proceeds of the Direct Offering in the manner in which we currently expect.

We have not retained independent professionals for subscribers.

We have not retained any independent professionals to review or comment on the Direct Offering and the Resale Offering, or otherwise protect the interests of the subscribers hereunder.  Although we have retained our own counsel, purchasers of the common stock offered hereby should not rely on the firms so retained with respect to the merits of the Direct Offering and the Resale Offering or any matters herein described.

The issuance of the Company’s stock upon exercise of warrants, options and other securities could encourage short sales by third parties, which could contribute to the future decline of the Company’s stock price and materially dilute existing stockholders' equity and voting rights.

If the shares issued upon exercise of warrants, options or other convertible securities are sold into the market and exceed the market's ability to absorb the increased number of shares of stock, such shares have the potential to cause significant downward pressure on the price of the Company’s common stock. The opportunity exists for short sellers and others to contribute to the future decline of the Company’s stock price. If there are significant short sales of the Company’s stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. Our common stock is presently subject to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, excluding the net value of the person’s primary residence, or annual income exceeding $200,000, or $300,000 together with the investor’s spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a “penny stock”, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the “penny stock” market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the “penny stock” held in the account and information on the limited market in “penny stocks”. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may negatively affect the ability of purchasers of our shares of common stock to sell such securities.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Poor perception of our business or industry as a result of the actions of third parties could harm our reputation and adversely affect our business, financial condition and results of operations.

Our business is dependent on attracting a large number of visitors to our clients’ websites and providing leads and clicks to our clients, which depends in part on our reputation within the industry and with our clients. There are companies within our industry that regularly engage in activities that our clients’ customers may view as unlawful or inappropriate. These activities, such as spyware or deceptive promotions, by third parties may be seen by clients as characteristic of participants in our industry and, therefore, may have an adverse effect on the reputation of all participants in our industry, including us. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, could adversely affect our business, financial condition and results of operations.

If we fail to compete effectively against other online and mobile marketing companies and other competitors, we could lose clients and our revenue may decline.

The market for online and mobile marketing is intensely competitive. We expect this competition to continue to increase in the future. We perceive only limited barriers to entry to the online marketing industry. We plan to compete both for clients and for limited high quality advertising inventory. We also plan to compete for clients on the basis of a number of factors, including return on marketing expenditures, price, and client service.

We plan to compete with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

●	online or mobile marketing or media services providers;

●	offline and online advertising agencies;

●	major Internet portals and search engine companies with advertising networks such as Google, Yahoo!, MSN, and AOL;

●	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;

●	website publishers with their own sales forces that sell their online marketing services directly to clients;

●	in-house marketing groups at current or potential clients;

●	offline direct marketing agencies; and

●	television, radio and print companies.

As a result, we may not be able to compete successfully. Competition from other marketing service providers’ on- and offline offerings could affect both volume and price, and thus revenue. If we fail to deliver results that are superior to those that other online marketing service providers achieve, we could lose clients and our revenue may decline.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Competition for experienced management-level personnel in our industry is intense. Qualified individuals are in high demand, particularly in the Internet marketing industry, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

If the market for online marketing services fails to continue to develop, our future growth may be limited and our revenue may decrease.

The online and mobile marketing services market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. Some of our current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet and mobile advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. In particular, we are dependent on our clients’ adoption of new metrics to measure the success of online marketing campaigns. We may also experience resistance from traditional advertising agencies who may be advising our clients. We cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, our ability to grow our business may be limited and our revenue may decrease.

Unauthorized access to or accidental disclosure of consumer personally-identifiable information that we collect may cause us to incur significant expenses and may negatively affect our credibility and business.

There is growing concern over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. Despite our implementation of security measures, our computer systems may be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors and attract and retain our clients, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information.

We incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations. Based on our management’s reasonable estimates, we anticipate that our cost of being a public company, including legal, audit costs, printing, filing fees and other costs will be between $100,000 and $250,000 per year.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

If we fail to keep pace with rapidly-changing technologies and industry standards, we could lose clients or advertising inventory and our results of operations may suffer.

The business lines in which we currently compete are characterized by rapidly changing Internet and mobile marketing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render our existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend in part on our ability to adapt to these rapidly-changing Internet and mobile media formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce new technologies and services to address our clients’ changing demands. If we fail to adapt successfully to such developments or timely introduce new technologies and services, we could lose clients, our expenses could increase and we could lose advertising inventory.

Limitations on our ability to collect and use data derived from user activities could significantly diminish the value of our services and cause us to lose clients and revenue.

When a user visits our clients’ websites, we use technologies, including “cookies”, to collect information such as the user’s Internet Protocol, or IP, address, offerings delivered by us that have been previously viewed by the user and responses by the user to those offerings. In order to determine the effectiveness of a marketing campaign and to determine how to modify the campaign, we need to access and analyze this information. The use of cookies has been the subject of regulatory scrutiny and litigation and users are able to block or delete cookies from their browser. Periodically, certain of our clients and publishers seek to prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our clients’ marketing campaigns. This risk is heightened when we deliver marketing services to clients in the financial and medical services client verticals. If our access to data is limited in the future, we may be unable to provide effective technologies and services to clients and we may lose clients and revenue.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

After we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

It is also more difficult and expensive for us to obtain director and officer liability insurance as a public company, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. As a public company, we are required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock should not be used as an indicator of the future market price of the securities. The offering price bears no relationship to our actual value, and may make our shares difficult to sell.

The offering prince in the private offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.  As such, investors may be unable to sell any shares or make any profit from the investment.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of common stock, with no par value.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Messrs. Byrd and Hackett’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Messrs. Byrd and Hackett beneficially own approximately 99.4% of our common stock prior to the offering. As long as Messrs. Byrd and Hackett beneficially own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common stock you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

THE OFFERING

Summary of the Transactions Covered by this Registration Statement and Prospectus

As noted above, this Prospectus, and the Registration Statement of which it is a part, cover two separate transactions and issuances of shares of the Company: (1) the distribution of 10,558,896 shares (the “Distribution Shares”) of our common stock, par value $0.001 per share, to the shareholders of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”) as a result of a Spin-Off transaction (the “Distribution” or “Spin-Off”) and (2) the resale (the “Resale”) of an aggregate of 6,420,000 shares of our common stock (the “Resale Shares”) underlying 3,210,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase 3,210,000 shares of our common stock (the “Warrants”) owned by twenty-two (22) selling shareholders (the “Selling Shareholders”).

The Spin-Off

The Distribution Shares will be issued in connection with a Spin-Off of the Company from Innolog summarized below and described in more detail in the section entitled “The Spin-Off” on page 23.

The following is a brief summary of the material terms and conditions of the Spin-Off. Please see “Questions and Answers about the Company and the Spin-Off” for a more detailed description of the matters described below.

The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective, to the holders of record of Innolog common stock on August 12, 2010.  Holders of record of Innolog common stock at the close of business on the record date will receive one (1) share of common stock of OverNear for every five (5) shares of Innolog common stock, which on a post 11.120904:1 reverse stock split basis, which split of Innolog’s issued and outstanding common stock was effected on August 18, 2010, equates to 2.2241808 shares of OverNear common stock for every one (1) share of Innolog common stock, resulting in a pro rata distribution of OverNear’s shares to Innolog’s shareholders.  All fractional shares will be rounded up to the nearest whole number.  A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited for the shares, within 30 days of the date of the Distribution.

We have not applied to register the Distribution Shares in any state. An exemption from registration will be relied upon in the states where the Distribution Shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. The Distribution Shares may not be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so.

Innolog shareholders will not be required to make any payment for the Distribution Shares, nor will they be required to surrender or exchange their shares of Innolog common stock or take any other action in order to receive our common stock in the Spin-Off.

The Spin-Off may or may not be tax-free for Innolog shareholders.  We do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the Spin-Off’s tax status, nor do we plan to obtain one.  Innolog shareholders should consult with their own tax advisor as to the particular consequences of the Spin-Off to them.

No action will be required of Innolog shareholders to receive the Distribution Shares. If you held your Innolog shares as of the record date in a brokerage account, your shares of our common stock will be credited to that account. If you held your shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days.

The Distribution

Common Stock to be distributed by Innolog	$10,558,896
Common Stock outstanding before the Distribution	$68,980,663
Common Stock outstanding after the Distribution(1)	$78,980,663
Gross proceeds	$0

(1) Presuming the Maximum Offering Amount is also sold under the Direct Offering.

The Distribution Shares

The following individuals are the Selling Shareholders who are selling the Distribution Shares covered by this Registration Statement:

Name	Number of Distribution Shares(1)
Bill Glaser	5,041,896
Cede & Co.	2,303,818
Fred Tannous	342,850
Schwartz Holding	163,996
Robert D. Vance	160,000
Morrie R. Rubin	159,047
William J. Clauss	123,428
Curt Kramer	115,429
Schwartz Holding	105,000
Paul J. Lohbeck	103,093
Mark Lindon	100,000
Leonard Panzer	100,000
Maher Khoury	86,000
David Garcia & Cristina Meyer Jt Ten	80,000
Peter Garabedian	74,665
Richardson & Patel LLP	68,557
Erick E. Richardson	68,557
Caron Partners LP	65,713
Seth Kramer	60,000
Harvey Sussman	53,047
Yoram Eliyahu	50,000
Jay C. Palda	50,000
Scott Panzer	50,000
Randy Wear	50,000
Bruce A. Fredrickson	48,000
Marc B. Rubin	48,000
Erica Cohn	40,000
Daniel Engelman	40,000
Carl Schwartz	40,000
Mark Abdou	37,864
Terry A. Moore	37,571
Thomas W. Dunwell	37,333
Cambridge Funding Group	35,000
Julie B. Pronesti	32,946
John S. Riga	30,000
Woodland Holding LLC	28,600
Jeremy L. Roll	25,750
Paul J. Cammarata	25,619
Alec Laken	25,000
Leonidas Group Holdings	25,000
Alicia Macdonald	24,640
Morris Esquenazi	24,286
Robert M. Jacobs	23,428
Damon Premer	22,222
American India Foundation	20,000
William J. Clauss Tr William J. Clauss Trust	20,000
Brian Cole	20,000
Robert S. Ellin	20,000
Lawrence Isen Tr Marketbute LLC Definec	20,000
RP Capital LLC	14,000
Tony Parnell	12,500
Frank Pearl	11,714
Kevin Trosian	11,400
Lance S. Cassell	10,000
Aaron Nerenberg	10,000
Lawrence C. Salerno	10,000
Marc Sitzer	10,000

Name	Number of Distribution Shares(1)
Michael Cavalier Jr.	8,000
Nizan Inbar Usa LLC	8,000
Robert J. Ravano	7,802
TD Ameritrade	6,667
Phil Beron	6,000
Robert J. Samanka	6,000
Ellis G. San Jose & Marni Lynn San Jose Jt	5,800
Andrew Kline	5,714
Kevin J. Brown	5,714
Holly Brown	5,263
Mark Scharmann	5,000
Michael Siegel	5,000
Basdai Sooker	5,000
Jonathan Roll	4,125
Harvey Sussman	4,000
Summers Mckay Bruno	3,529
Roar LLC	3,529
Addison Adams	3,433
Lisa Momberger	3,429
Spin Shoppe Canvas Media	3,333
Anthony N. Dare	3,000
Jack Farbman & Thelma Farbman Jt Ten	3,000
Keith E. Jacob Assoc Inc. Pension Plan	3,000
Robert J. Ravano Tr. Robert J. Ravano Rev.	3,000
William Whitener	3,000
Maria R. Thomas	2,800
Ryan Goldstein	2,639
Jason Cavalier	2,400
Victoria Goldstein	2,400
Alfred Ezekiel	2,000
Abhul Ladha	2,000
Stephen A. Sussman	2,000
Peter Abramowicz	1,250
Addison Adams	1,200
Sean Fitzpatrick	800
Erik Richardson Sr.	800
Barbara Feldman	600
Thunderstream LLC	500
Igal Feibush	400
Ryan Hong	400
Sylvia Karayan	200
Kevin Leung	200
Total:	10,558,896

The Resale

The following individuals are the Selling Shareholders who are selling the Resale Shares covered by this Registration Statement:

Name	Number of Resale Shares(1)
Adam S. Glatzer	240,000
Dylan Ade	240,000
David Lee	240,000
Scott R. Powell	240,000
Ronald J. Glatzer	240,000
Serpentine Ventures, Inc.(2)	240,000
David Ostrov	240,000
Shiraz Patel	240,000
Lawrence Sucharow	240,000
Michael C. Fox Revocable Trust dated 5/5/05	240,000
Fernando J. Davila	240,000
Steven W. Colon	240,000
Gerald McFadden	2,000,000
Mark Nelsen	120,000
Jeffrey Snellenburg	240,000
Rhoda Kaufman(3)	24,000
Gianfranco Mattiacci	16,000
Jeffrey and Jessica Kaufman(3)	60,000
Amr Diab	960,000
Henry Nahmad	160,000
Total:	6,420,000

(1) Represents shares of common stock underlying (i) an aggregate of 3,210,000 shares of Series A Preferred Stock and (ii) an aggregate of 3,210,000 shares of common stock underlying the Warrants issued to the Selling Shareholders.

(2) Mr. Richard S. Einhorn is a principal of Serpentine Ventures, Inc. and has sole voting and dispositive powers with respect to the securities of the Company owned by Serpentine Ventures, Inc. and therefore may be deemed to be a beneficial owner of such securities.

(3) To the best of our knowledge, Jeffrey and Jessica Kaufman have no beneficial ownership in the shares held by Rhonda Kaufman and Rhonda Kaufman has no beneficial ownership in the shares held by Jeffrey and Jessica Kaufman.

Each of the Selling Shareholders received the Resale Shares, the potential sale of which is covered by this Prospectus and the Registration Statement pursuant to the terms and conditions of those certain Subscription Agreements (the "Subscription Agreements"), in connection with a private placement offering (the “Offering”) of Units, sold at a per Unit purchase price of $30,000. Each Unit consisted of (i) 120,000 shares of the Company's Series A Preferred Stock, par value $.001 (the “Shares” or the “Series A Preferred Stock”), and (ii) a five-year redeemable warrant (collectively, the “Warrants”) to purchase 120,000 shares of the Company’s common stock, exercisable at an exercise price of $0.50 per share. The Company has issued an aggregate of 3,210,000 Shares and Warrants to purchase an aggregate of 3,210,000 shares of Common Stock in connection with the Offering. Pursuant to the terms of the Offering, the Shares and Warrants issued in the Offering provided the Selling Shareholders with registration rights covering both the common stock underlying the Shares and issuable upon exercise of the Warrants. The Selling Shareholders seek to resell these shares pursuant to this Prospectus and the Registration Statement of which it is a part.

Once the Registration Statement of which this Prospectus is part becomes effective with the Securities and Exchange Commission (the “SEC”), and once a public market develops, if ever, the Selling Shareholders will be able to sell the Resale Shares in public transactions or otherwise, on a national securities exchange or the OTC Bulletin Board or OTCQB market (or such other public market as may develop) or in privately negotiated transactions. Those resales may be at the then-prevailing market price or at any other price the Selling Shareholders may negotiate. There is no guarantee that a public market in our common stock will develop in the near future or ever, although we intend to use our best efforts to develop a public market for the Company’s common stock.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPIN-OFF

Set forth below are commonly asked questions and answers about the Spin-Off.  You should read the section entitled “The Spin-Off” beginning on page 23 of this Prospectus for a more detailed description of the matters described below.

Q. Why am I receiving this document?

A. We are delivering this document to you because you were a holder of Innolog common stock on the record date for the Distribution of shares of our common stock.  Accordingly, you are entitled to receive 2.2241808 shares of our common stock for every one (1) share of Innolog common stock that you held on the record date.  Immediately after the Spin-Off, Innolog shareholders will still own their shares of Innolog common stock and the same shareholders will own a portion of our business, but they will own them as two separate investments rather than as a single investment. No action is required for you to participate in the Distribution.

Q. What is the Spin-Off?

A. The Spin-Off is the final step of separating the Company from Innolog through the pro rata distribution of our common stock by Innolog to holders of Innolog common stock.

Q. What is OverNear?

A. We were formed as a wholly-owned subsidiary of Innolog, and Innolog currently owns 15.3% of our issued and outstanding common stock. Following our transition to a new line of business, we are currently in the early stages of developing and marketing a location-based social networking and mobile advertising platform that helps connect people to people and businesses to consumers. Following the Distribution, we will be a public company independent from Innolog, and Innolog will not retain any ownership interest in us.

Q. Why is Innolog separating the Company and distributing its stock?

A. We believe that since our business is not related to Innolog’s, we will be able to better operate, value, and capitalize OverNear along with being able to better attract synergistic products and talent to grow our business.  For a further explanation of the reasons for the Spin-Off and more information about our business, see “The Spin-Off – Reasons for the Spin-Off” and “Business.”

Q. Why is the separation of the two companies structured as a Spin-Off?

A. Innolog’s Board of Directors believes that the Distribution is a cost-effective way to separate the companies.

Q. What is the record date for the Distribution?

A. The record date is August 12, 2010, and ownership was determined as of 4:00 p.m., Eastern time, on that date.

Q. When will the Distribution occur?

A. The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective (the “Distribution Date”).

Q. What will happen to the quotation of Innolog common stock?

A. Nothing.  Innolog common stock will continue to be quoted on the OTCQB under the symbol “INHC.”

Q. Will every stockholder share in proportion to their holdings in Innolog?

A. Yes, holders of record of Innolog common stock at the close of business on the record date will receive one (1) share of common stock of OverNear for every five (5) shares of Innolog common stock, which on a post 11.120904:1 reverse stock split basis, which split of Innolog’s issued and outstanding common stock was effected on August 18, 2010, equates to 2.2241808 shares of OverNear common stock for every one (1) share of Innolog common stock, resulting in a pro rata distribution of OverNear’s shares to Innolog’s shareholders.

However, certain states and other jurisdictions may not allow us to distribute the shares to certain shareholders of Innolog, including, but not limited to the shareholders who have deposited their shares in the depository trust, without first registering and/or qualifying the shares in that particular state or jurisdiction (which registration we may be unable to obtain and/or may be commercially unreasonable).

Q. Will the Spin-Off affect the market price of my shares of Innolog common stock?

A. Yes.  As a result of the Spin-Off, we expect the combined trading prices of Innolog common stock and our common stock after the Distribution Date may fluctuate more than the trading price of Innolog common stock prior to the Distribution Date.

Q. Will Innolog distribute fractional shares?

A. No. Fractional shares will be rounded up to the nearest whole number.

Q. What does an Innolog shareholder need to do now?

A. Innolog shareholders do not need to take any action, although we urge you to read this entire document carefully.  The approval of Innolog’s majority shareholders was already obtained to effect the Spin-Off, and Innolog shareholders have no appraisal rights in connection with the Spin-Off.  Innolog is not seeking a proxy from any shareholders, and you are requested not to send us a proxy.

Innolog shareholders will not be required to pay anything for the shares of our common stock distributed in the Spin-Off or to surrender any shares of Innolog common stock.  Innolog shareholders should not send in their Innolog stock certificates.  Innolog shareholders will automatically receive their shares of our common stock when the Spin-Off is completed.

Q. Are there risks to owning OverNear common stock?

A. Yes.  Our business is subject to both general and specific risks relating to our operations.  In addition, the Spin-Off from Innolog presents risks relating to our becoming an independent publicly traded company as well as risks relating to the nature of the Spin-Off transaction itself.  See “Risk Factors.”

Q. What are the federal income tax consequences of the Spin-Off to Innolog shareholders?

A. The Spin-Off may or may not be tax-free to Innolog shareholders. If Innolog shareholders do not recognize gain or loss on the receipt of shares of our common stock in the Spin-Off, Innolog shareholders will apportion their tax basis in their Innolog common stock between such Innolog common stock and our common stock received in the Spin-Off in proportion to the relative fair market values of such stock at the time of the Spin-Off.  An Innolog shareholder’s holding period for our common stock received in the Spin-Off will include the period for which that shareholder’s Innolog common stock was held.

If instead the Spin-Off is determined to be a taxable transaction, a taxable U.S. shareholder receiving shares of our common stock in the Spin-Off would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of our common stock received, which, based on Innolog facts, could potentially give rise to a dividend.  Subject to certain limitations, this dividend would be taxable to individuals at a 15% rate.  In addition, if the Spin-Off is treated as a taxable transaction, a shareholder’s tax basis in our common stock would be equal to its fair market value at the time of the Spin-Off, and the holding period in our common stock would begin the day after the Spin-Off.  Depending on the circumstances, in a taxable Spin-Off transaction, non-U.S. shareholders may be subject to a withholding tax at a rate of 30% on the fair market value of the common stock received by them. See also “The Spin-Off – Important Federal Income Tax Consequences”; however, you should consult your own tax advisor as to the particular consequences of the Spin-Off to you.

Q. What if I want to sell my Innolog common stock or my OverNear common stock?

A. You should consult with your own financial advisors, such as your stockbroker, bank, or tax advisor.  Neither we nor Innolog makes any recommendation on the purchase, retention, or sale of shares of Innolog common stock or OverNear common stock to be distributed. If you do decide to sell any shares, you should make sure your stockbroker, bank, or other nominee understands whether you want to sell your Innolog common stock or your OverNear common stock after it is distributed, or both.

Q. Where will I be able to trade shares of my OverNear common stock?

A. There is not currently a public market for our common stock.  We intend to apply to have our common stock listed on a national securities exchange or authorized for quotation on the OTCBB or the OTCQB market, depending on our qualifications at the time, with a symbol assigned by FINRA.  We cannot, however, ensure that we will be successful in doing so or that an active trading market will exist thereafter.

Q. Where can Innolog shareholders get more information?

A. Before or after the Distribution, if you have any questions relating to the Distribution, you should contact:

Innolog Holdings Corporation
OverNear, Inc.
Investor Relations
Investor Relations
4000 Legato Road, Suite 830
1460 4th St., Suite 304
Fairfax, VA 22033
Santa Monica, California 90401
(703) 766-1412
(310) 744-6060

Q. Who will be the distribution agent, transfer agent, and registrar for OverNear common stock?

A. The distribution agent for our common stock will be VStock Transfer, LLC. After the Distribution, the transfer agent and registrar for our common stock will be VStock Transfer, LLC.

THE SPIN-OFF

Background Information

On August 9, 2010, pursuant to a Contribution Agreement, uKarma (currently Innolog) transferred its health and wellness business assets and liabilities to the Company when we were named Awesome Living, Inc.

On August 11, 2010, uKarma, GCC Merger Sub Corp., as uKarma’s wholly-owned Nevada subsidiary (“Merger Sub”), Galen Capital Corporation, a Nevada corporation, and Innolog Holdings Corporation, a Nevada corporation (“Innolog Predecessor” and currently known as Innolog Group Corporation), entered into an Amended and Restated Merger Agreement.  The agreement provided that Innolog Predecessor would be merged with Merger Sub, with Innolog Predecessor surviving the merger as uKarma’s wholly-owned subsidiary and uKarma becoming a publicly traded company.  This merger closed on August 18, 2010 and uKarma subsequently changed its name to Innolog Holdings Corporation.

uKarma’s board of directors approved the merger because it believed the merger would provide it the ability to raise capital without diluting its shareholders and without having to either accept a highly dilutive funding or not receiving funding to continue operations.  The negative factor associated with the merger is that uKarma’s shareholders who invested in a public company are investors post-merger in a non-publicly traded company with uncertain value on their original investment.

Reasons for the Spin-Off

On August 10, 2010, uKarma’s board of directors also approved the Spin-Off.  References to “Innolog” in the rest of this “The Spin-Off” section mean “uKarma.”

Innolog believed that the subsequent Spin-Off would enhance value for its shareholders and our shareholders by creating significant opportunities and benefits, including:

● making Innolog a publicly traded company.

● receiving capital without diluting Innolog’s shareholders as a result of the terms of the merger. OverNear, and its operating business formerly known as uKarma, received $525,000 from Innolog Predecessor without selling shares of stock, which would have diluted our shareholders.

● segregating businesses that have operations with no synergy and that may be valued greater as separate public companies. We believe that by segregating Innolog and OverNear, the defense and mobile messaging businesses, respectively, will be better able to be valued independently, allowing for the potential of greater shareholder value.

● allowing our management to focus its efforts on maximizing the value of its mobile messaging business. We believe that being a separate company without being under the umbrella and directorship of an unrelated business will allow the Company to attract better management, business opportunities, capital, and value for our shareholders.

●unlocking shareholder value by shareholders owning stock in two companies rather than one. We believe that segregating two businesses in different fields will allow investors to appropriately value each company and allow our shareholders to maximize their investment opportunities.

The negative factor associated with the Spin-Off is the uncertainty of value and liquidity of our stock, presuming we are able to obtain listing on a national securities exchange or quotation on the OTCBB or the OTCQB market, of which there is no assurance. There is also no certainty that we will be able to raise the capital we need as a public company.

Manner of Effecting the Spin-Off

Innolog’s shareholders of record on August 12, 2010 are not required to pay for shares of our common stock to be received in connection with the Spin-Off. No additional vote of Innolog shareholders is required or sought in connection with the Spin-Off, and Innolog record holders have no appraisal rights in connection with the Distribution.

The Distribution is expected to be effected as soon as practicable after the date the registration statement, of which this Prospectus is a part, is declared effective, to the holders of record of Innolog common stock on August 12, 2010.  Holders of record of Innolog common stock at the close of business on the record date will receive one (1) share of common stock of OverNear for every five (5) shares of Innolog common stock, which on a post 11.120904:1 reverse stock split basis, which split of Innolog’s issued and outstanding common stock was effected on August 18, 2010, equates to 2.2241808 shares of OverNear common stock for every one (1) share of Innolog common stock, resulting in a pro rata distribution of OverNear’s shares to Innolog’s shareholders.  All fractional shares will be rounded up to the nearest whole number.  A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited for the shares, within 30 days of the date of the Distribution.

We have not applied to register the Distribution Shares in any state. An exemption from registration will be relied upon in the states where the Distribution Shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. The Distribution Shares may not be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so.

Results of the Spin-Off

Following the Distribution Date, we will be an independent, reporting company owning and operating a mobile messaging business. Following the Spin-Off and presuming the Maximum Offering Amount is sold under the Direct Offering, we will have 78,980,663 shares outstanding, presuming no other shares are issued in the interim. Shareholder approval of the Spin-Off was not required, and Innolog shareholders are not required to take any action to receive their OverNear common stock.

Important Federal Income Tax Consequences

This summary discusses material federal income tax consequences to Innolog shareholders who receive our stock in the Spin-Off. This discussion is based upon the Internal Revenue Code, Treasury regulations, published positions of the Internal Revenue Service (the “IRS”), judicial decisions, and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of this discussion. The discussion does not address the effects of the Spin-Off under any state, local, or foreign tax laws.

The Spin-Off may or may not be tax-free to the Innolog shareholders for U.S. federal income tax purposes. You are urged to consult a tax advisor to determine the particular tax consequences of the Spin-Off to you, including the effect of any federal, state, local, and any other tax laws.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

Public Market for Common Stock

There is no trading market for our common stock. We expect that to either apply for listing on a national securities exchange or that a market maker will file a 15c2-11 with FINRA to obtain a symbol for our common stock and begin quotation sometime thereafter on the OTCBB or the OTCQB market. We cannot, however, ensure that we will be successful in either case or that an active trading market will exist thereafter.

Shares of our common stock distributed to holders in connection with the Spin-Off will, as of the Distribution Date, be transferable without registration under the Securities Act of 1933, as amended (the “Securities Act”) except for shares received by persons who may be deemed to be our affiliates. Our affiliates after the Distribution generally will include individuals or entities that control, are controlled by, or are under common control with us, which may include our executive officers, directors, or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act.

Market Information

Although the Company anticipates that a public market for over-the-counter trading of the Company's securities may develop after the Distribution is completed, there can be no assurance that such a market will develop or that it will be sustained. After the effective date of this Registration Statement and the distribution of the Distribution Shares (pursuant to the Resale Prospectus), approximately 49% of the shares of the Company's common stock distributed by Innolog in the Distribution will be unrestricted and freely salable, with 51% of those shares of common stock being restricted and owned by our sole directors and officers. We expect to apply to have our common stock either listed on a national securities exchange or quoted on the OTCBB and/or the OTCQB markets, depending upon our qualifications at the time, but there can be no assurance that such application, if filed, will be accepted, or that if accepted, any market for our shares will ever develop. For information on shareholders who will own 5% or more of our common stock following the distribution, as well as the ownership of our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” on page 51.

Holders

Immediately following the Distribution of the Distribution Shares, the Company anticipates that there will be approximately 192 record holders of the Company's common stock. As of January 31, 2014, there were 110 holders of record of our securities, including our directors and officers, the Selling Shareholders and Innolog.

Dividends

Since its incorporation, the Company has not declared any dividend on its common stock. The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future. We plan to retain any future earnings for use in our business activities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock will be V Stock Transfer, LLC 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

Equity Compensation Plans

The following table sets forth, as of December 31, 2013, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Column A: Number of Securities to be Issued upon exercise of outstanding options warrants and rights		Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (Excluding Securities Reflected in COLUMN A)
Equity compensation plans approved by security holders	15,000,000	(1)	$0.02	-
Equity compensation plasn not approved by security holders	0		-	0
Total	15,000,000		$0.02

(1)	Represents outstanding options and unvested shares of restricted stock granted pursuant to our Amended and Restated 2010 Stock Option, Deferred Stock and Restricted Stock Plan.

Our Board of Directors adopted the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) to provide for the issuance of non-qualified and/or incentive stock options to employees, officers, directors and consultants and other service providers.  The Plan was subsequently amended on various dates. Generally, all options granted expire five to ten years from the date of grant. Options generally vest over ten years. Effective July 1, 2012, the total number of shares of common stock reserved for issuance was reduced to 15,000,000 shares, subject to annual increases of up to an amount equal to 15% of the outstanding fully-diluted shares of common stock of the Company and any such increase cannot be made until the fully-diluted shares of common stock outstanding exceeds 100,000,000 shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements for the years ended December 31, 2012 and 2011 and for the three and nine months ended September 30, 2013 and 2012 and the related notes included therein.

Overview and Recent Developments

We are a development stage company located in Santa Monica, California.Following our transition to a new line of business resulting from the transactions described below, we are currently developing and marketing a location-based social networking and mobile advertising platform that helps connect people to people and businesses to consumers. We were formed in July 2010 as a wholly-owned subsidiary of uKarma.  uKarma developed and marketed proprietary branded personal health and wellness products, including a proprietary branded fitness DVD series (Xflowsion).   On June 17, 2011, we changed our name to OverNear, Inc. and added the mobile platform portion of our business.

On August 9, 2010, uKarma’s operating health and wellness business’ assets, including its Xflowsion DVD series, and liabilities were transferred into the Company pursuant to a Contribution Agreement in anticipation of being spun-off to uKarma’s shareholders of record as of August 12, 2010 on a pro-rata basis.  uKarma subsequently changed its name to Innolog Holdings Corporation.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.

The following accounting policies, which are also described in Note 2 to our audited financial statements, are critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Development Stage Enterprise. The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915, “Development Stage Entities”. The Company is devoting substantially all of its present efforts to design and develop a location-based social networking and mobile advertising platform and its planned principal operations have not yet commenced.  The Company has not generated any significant revenues from operations and has no assurance of any future revenues. All losses accumulated since July 22, 2010, have been considered as part of the Company’s development stage activities.

Use of Estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results could differ from these estimates.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. There was no revenue during each of the years ended December 31, 2012 and 2011 and for the nine months ended September 30, 2013 or 2012.

Furniture and Equipment: Furniture and equipment are stated at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, generally 5 to 7 years. Maintenance and repairs are charged to expense as incurred; major renewals and betterments that extend the useful lives of property and equipment are capitalized. When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Software Development Costs: Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased, or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Amortization of capitalized software development costs begins when the product is available for general release to customers and revenues are generated. Amortization is computed as the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product.

As of September 30, 2013, and December 31, 2012, the Company had capitalized software development costs of $710,200, and $499,089, respectively, for the development of a location-based social networking mobile application. During the three and nine months ended September 30, 2013 and 2012, and for the period from inception (July 22, 2010) to September 30, 2013, the Company incurred research and development costs of $135,615, $0, and $135,615, respectively.

Impairment of long-lived assets: The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. Management has determined that there was no impairment in the value of long-lived assets during the year ended December 31, 2012 and the nine months ended September 30, 2013. Due to the uncertainty regarding the Company’s ability to monetize the fitness DVD series inherited from its former parent uKarma, management determined that the related remaining production costs, prepaid royalties, and inventory were impaired and recorded an impairment loss of $110,992 for the year ended December 31, 2011.

Patents and trademark: Patents and trademarks are recorded at cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets once they are awarded. Patents have not yet been awarded.

Fair value of financial instruments: All financial instruments are carried at amounts that approximate estimated fair value.

Income Taxes: Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2012 and 2011, and September 30, 2013, the Company has established a full reserve against all deferred tax assets.

A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Net Loss Per Share: The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

Stock Based Compensation:  The Company applies FASB ASC 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Generally, all options granted expire ten years from the date of grant. Compensation expense in the amount of $260,225, $210,000, and $575,225, related to stock option grants were recognized for each of the years ended December 31, 2012 and 2011, and for the period from inception (July 22, 2010) to December 31, 2012, respectively. Stock based compensation expense in the amount of $74,025 and $222,075 was incurred for the three and nine months ended September 30, 2013, respectively, and $52,500 and $157,500 for the corresponding periods in 2012, and $797,300 for the period from inception (July 22, 2010) to September 30, 2013.

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Results of Operations

Comparison of Fiscal Years ended December 31, 2012 and December 31, 2011

Sales. We had no sales during the fiscal years 2012 and 2011.  We did not sell our Xflowsion DVDs while developing our mobile app software and business strategy.

Gross Profit.  We had no gross profit during each of the fiscal years ended December 31, 2012 and 2011, as we had no sales.

General and Administrative (G&A).  During the year ended December 31, 2012, our G&A expenses were $1,773,099, while total G&A expenses during fiscal year 2011 were $1,362,450, representing an increase of over 30%.  The increase is mostly attributed to accounting, consulting, legal fees and other general expenses.

Net Loss.  We had a net loss of $1,764,894 during the fiscal year ended December 31, 2012 compared to a net loss of $1,244,801 in the fiscal year 2011.  The net loss was higher due to increased operating expenses during 2012.

Comparison of Three Months Ended September 30, 2013 and September 30, 2012

Sales.  We had no sales during the three months ended September 30, 2013 and 2012. We have been developing our mobile app software and business strategy and do not expect sales until we implement our monetization strategy expected within the next twenty-four months.

Gross Profit.  We had no gross profit during each of the quarters ended September 30, 2013 and September 30, 2012, as we had no sales.

Selling, General and Administrative (SGA).  During the third quarter of 2013, our total SGA expenses were $571,456, while total SGA expenses during the third quarter of 2012 were $409,589, representing an increase of approximately 40%.  The Company incurred approximately $161,000 in increased consulting, rent, option compensation, professional fees, office expense, marketing and public relations expenses due to increased activities in software development.

Research and Development.  During the third quarter of 2013, our research and development expenses were $135,615 due to research and development activities related to software development. There were no research and development activities during corresponding period in 2012.

Net Loss.  We had a net loss of $656,728 during the third quarter of 2013 compared to a net loss of $409,905 during the third quarter of 2012 due to the various selling, general and administrative expense increases as described above, offset by a gain of approximately $51,000 related to gain on settlement and write off of accounts payable.

Comparison of Nine Months Ended September 30, 2013 and September 30, 2012

Sales.  We had no sales during the first three quarters of 2013 and 2012. We have been developing our mobile app software and business strategy and do not expect sales until we implement our monetization strategy expected within the next twenty-four months.

Gross Profit.  We had no gross profit during the nine months ended September 30, 2013 or 2012, as we had no sales.

Selling, General and Administrative (SGA).  During the first three quarters of 2013, our total SGA expenses were $1,561,130, while total SGA expenses during the first three quarters of 2012 were $1,172,228, representing an increase of approximately 33%.  The Company incurred approximately $372,000 in increased consulting, rent, marketing and public relations expenses due to increased activities in software development.

Research and Development.  During the first three quarters of 2013, our research and development expenses were $135,615 due to research and development activities related to software development. There were no research and development activities during corresponding period in 2012.

Net Loss.  We had a net loss of $1,693,541 during the first three quarters of 2013 compared to a net loss of $1,174,498 during the first three quarters of 2012, due to the various selling, general and administrative expense increases as described above.

LIQUIDITY

Cash Flows

Comparison of year ended December 31, 2012 and year ended December 31, 2011

Net cash used in operating activities was $1,199,211 for the year ended December 31, 2012 while net cash used in operating activities was $657,447 for the year ended December 31, 2011. The increase in cash used in operating activities is due primarily to fees related to software development and other services provided by consultants.

Net cash used in investing activities was $422,525 for the year ended December 31, 2012 while net cash used in investing activities was $113,057 for the year ended December 31, 2011.  The increase in cash used in investing activities is due to an increase of approximately $255,000 in software development and approximately $43,000 in patent and trademark acquisition expenses, growing from a combined total of $109,445 during the year ended December 31, 2011 to a combined total of $408,006 during the fiscal year ended December 31, 2012.

Net cash provided by financing activities was $1,589,900 for the year ended December 31, 2012 while net cash provided by financing activities was $952,099 for the year ended December 31, 2011.  The increase in cash flow from financing activities is due to proceeds from the issuance of our securities in private placement offerings.

Comparison of Nine months Ended September 30, 2013 and September 30, 2012

Net cash used in operating activities was $1,312,715 for the nine months ended September 30, 2013 while net cash used in operating activities was $816,374 for the nine months ended September 30, 2012. The increase in cash used in operating activities is due primarily to fees related to services provided by consultants.

Net cash used in investing activities was $190,342 for the nine months ended September 30, 2013 while net cash used in investing activities was $274,329 for the nine months ended September 30, 2012. The decrease in cash used in investing activities is primarily due to additional costs incurred for software development in 2012.

Net cash provided by financing activities was $1,400,625 for the nine months ended September 30, 2013 compared to $1,022,000 provided during the nine months ended September 30, 2012. This increase was due to increases in proceeds from the issuance of our securities in private placement offerings.

CAPITAL RESOURCES

As of December 31, 2012, we had negative working capital of $332,280.  To satisfy current working capital needs, we raised $1,589,900, net of offering costs of $82,100 and subscriptions receivable of $152,500, through private placements of our securities during 2012.  There is no guarantee that we will be able to meet current working capital needs if we do not receive additional infusions of cash through loans, stock sales, revenues, or other sources.  We expect to incur substantial losses over the next two years.

As of December 31, 2012, we had cash of $150,159. We have obtained additional capital through an equity financing and intend to obtain additional capital through debt or equity financings.

As of September 30, 2013, we had negative working capital of $55,816.  To satisfy current working capital needs, we raised $1,400,625 through private placements of our securities during the first nine months of 2013.  Subsequent to September 30, 2013, we raised an additional $1,582,000 from the continued sale of our equity securities in private placements.  There is no guarantee that we will be able to meet current working capital needs if we do not receive additional infusions of cash through loans, stock sales, revenues, or other sources. We expect to incur substantial losses over the next year.

As of September 30, 2013, we had cash of $47,727.  As of January 31, 2014 we had cash of $826,791.   We have obtained additional capital through an equity financing and intend to continue raising capital through debt or equity financings.

Timing and Estimated Costs of Implementing Business Plan

Below is a discussion of steps leading to the implementation and deployment of our business plan along with proposed timeframes and associated cost estimates for each step, assuming we had the financing in place.

Our business model requires its implementation in two phases: The first phase calls for the development and release of our mobile application to the general public, for no charge, with the intention of building a large user base to whom our ultimate customers (i.e. businesses or advertisers) would later advertise.  We expect to achieve this by introducing a mobile app that offers functional utility to users by helping them facilitate social networking and event sharing objectives in the real world.

During this time, we also plan to undertake marketing efforts to make potential users aware of our unique value proposition and to encourage them to download and use our mobile app.  Our marketing programs are planned to maximize awareness of our mobile app through online and mobile social media outlets as well as utilizing a variety of means to reach potential users.

Description of task	Period	Timeframe	$ Amount
Operating costs: code development, advertising platform	Jan – Mar 2014	3 months	$330,000
Marketing expense (initial): user acquisition costs	Jan – Jun 2014	6 months	$450,000
Operating costs: code development, merchant interface	Apr – Jun 2014	3 months	$330,000
Marketing expense (on-going): business development	Jul – Dec 2014	6 months	$390,000
Total			$1,500,000

As part of our marketing campaign, we intend to utilize various online and mobile channels such as Facebook, Twitter, and YouTube as well as other traditional outlets such as conferences and tradeshows to bring awareness to our free mobile app.   We plan to place targeted advertisements on these social media sites to drive downloads of our app as well as in an attempt to create social “buzz” and awareness about our app.  We expect to engage a branding/public relations company for the purpose of formulating effective messaging and headlines with the goal of encouraging viewers to either learn more about our company, or to drive them to download our mobile app.  We anticipate that the total cost for such marketing effort could be up to $450,000 over the first six months of 2014.  Currently, we have approximately 3,500 users of the beta version of our mobile application.

During the first six months of 2014, we expect to incur operating costs totaling approximately $660,000 for the continuing development and maintenance of our mobile application and associated server-side network infrastructure, including development and release of the business advertising and merchant portal component.

The second phase of our business model, expected to commence by  the end of the second quarter in 2014, we plan to monetize our mobile app by offering businesses with an opportunity to advertise to users of our mobile app.  We expect to leverage our mobile app to offer advertising solutions that are designed to be more engaging and relevant in order to help businesses better achieve their advertising goals.  OverNear’s combination of location relevance, social context, and user engagement is planned to give businesses enhanced opportunities to generate brand awareness, while also creating new ways to generate near-term demand for their products from users who are most likely to take action.  During the second half of 2014, we expect to incur approximately $390,000 in marketing expenses.

We plan to earn revenue by charging businesses a monthly subscription fee ranging from $49 to $99 per month to use our platform and technology as an advertising and marketing channel to reach our users.  We also expect to attract advertising dollars using traditional pay per click and views per thousand models on our mobile application.  Additionally, we plan to extend the use of our mobile app to include payment-processing integration for point-of-sale transactions in partnership with ticket agents and venue operators, whereby we will earn a commission for purchase transactions effected through our app.  Our future revenue from in-app purchase transactions will depend on many factors, including our success in negotiating and establishing partnerships or fee-sharing arrangements with such operators.

Currently, the Company has cash on hand to pay for its current level of day-to-day operations and its Securities and Exchange Commission reporting requirements through July 2014 .  We will need to raise funds in order to finance our operations while we implement and execute our business plan, support expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses, or take advantage of unanticipated opportunities.

We hope to raise the required amount through sales of our equity securities under an effective Registration Statement.  We believe that investors will be more willing to invest in the Company once there is a public market for our common stock and we are a reporting company with the SEC.  In the event we are unable to quote our common stock on the OTCBB or OTCQB, we may choose to quote our stock on the OTC Pink Sheets and/or seek venture capital funding in lieu of the sale of our equity securities to raise the required funding as described above.

We expect that we will need approximately $1.5 million to operate our business over the next 12 months and $3 million over the next 24 months.  Wherever possible, we plan to engage outside contractors and consultants who are willing to be paid in stock rather than cash or a combination of stock and cash so as we can maximize our cash or need less cash funding.  Expenses incurred that cannot be paid in stock, such as auditors' fees, will be paid in cash.

However, sales under our planned offering are on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we may have to raise additional capital and/or suspend or cease operations and investors who participate in this offering may lose their entire investments. There are no assurances that the Company will be able to raise additional capital as may be needed, or increase revenue levels or obtain profitability.

Our financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Our management is actively seeking financing and plans to increase production of its location-based mobile platform and associated marketing to generate revenues. Our ability to continue as a going concern is dependent on our ability to meet our financing arrangements and the success of our future operations. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. The report from our independent registered public accounting firm states that there is substantial doubt about our ability to continue as a going concern.

CONTRACTUAL OBLIGATIONS

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments.

The following table summarizes our total and by period contractual obligations as of September 30, 2013:

Contractual Obligations	Total	Less Than 1 Year	1-3 Years
Legal Settlement	$87,500	$75,000	$12,500
Employment Agreements	$966,000	$380,000	$586,000
Office Lease	$87,000	$53,000	$34,000

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our financial statements.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

DESCRIPTION OF BUSINESS

General

Following our transition to a new line of business resulting from the transactions described below, we are currently developing and marketing of a location-based social networking and mobile advertising platform that helps connect people to people and businesses to consumers.  A beta version of our OverNear mobile app is available for free download to users in Apple’s iTunes store, however we are developing and plan to implement several new features, bug fixes, and enhancements on an ongoing basis. By the end of the second quarter of 2014, we plan to monetize our business model by offering businesses an opportunity to advertise on our platform.  We plan to earn revenue by charging businesses a monthly subscription fee to use our platform and technology as an advertising and marketing channel to reach our users.  We also expect to attract advertising dollars using traditional pay per click and views per thousand models on our mobile application.  Additionally, we plan to extend the use of our mobile app to include payment-processing integration for point-of-sale transactions in partnership with ticket agents and venue operators, whereby we will earn a commission for purchase transactions effected through our app.  Currently, we have approximately 3,500 users of the beta version of our mobile application.

We were formed as Awesome Living, Inc. in Nevada in July 2010 as a wholly-owned subsidiary of uKarma Corporation, a Nevada corporation (“uKarma”, which subsequently changed its name to Innolog Holdings Corporation as discussed below).  uKarma developed and marketed proprietary branded personal health and wellness products, including a proprietary branded fitness DVD series (Xflowsion). On August 9, 2010, the assets of uKarma’s operating health and wellness business, including its Xflowsion DVD series, and its liabilities were transferred into Awesome Living, Inc. pursuant to a Contribution Agreement.  On June 20, 2011, we changed our name from Awesome Living, Inc. to OverNear, Inc. and operate as a development stage company with a focus on developing a location-based social networking and mobile advertising platform.  We are no longer attempting to actively sell our personal health and wellness products and while we are not actively seeking to monetize such assets, we remain amenable to selling such prior operations and assets, if and when approached by a potential buyer.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, and we expect to incur substantial losses over the next two years.  We expect that we will need approximately $1.5 million to operate our business over the next 12 months and $3 million over the next 24 months. We have a monthly “burn rate” of approximately $110,000, and we believe that, without additional capital, we will run out of funds by the end of July 2014 .

Our Relationship with Innolog

We were formed as a wholly-owned subsidiary of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”).  On August 9, 2010, Innolog’s operating health and wellness business’ assets, including its Xflowsion DVD series, and liabilities were transferred into the Company in anticipation of the Spin-Off from Innolog by distributing to Innolog’s shareholders all of the outstanding shares of our common stock held by Innolog, pursuant to that certain Contribution Agreement dated August 9, 2010 (the “Contribution Agreement”) by and between the Company and Innolog.

On September 15, 2010, we filed a Form 10-12G with the Securities and Exchange Commission (the “Commission” or the “SEC”), as amended on November 9, 2010 (the “Form 10”) whereby we registered our common stock under Section 12(g) of the Exchange Act.  At the time of our Form 10 filing, we were a wholly-owned subsidiary of Innolog and the Spin-Off was originally slated to occur at the time we filed the Form 10 as contemplated by the Amended and Restated Merger Agreement (as described below).  Subsequent to the filing of the Form 10, we determined that we would need to register the Spin-Off on a Form S-1 Registration Statement and the delay in filing such Form S-1 registration statement to register the Spin-Off was due to a change in our business model from personal health and wellness products to a location-based social networking and mobile advertising platform and the subsequent development of our OverNear mobile application technology.

We ceased being a wholly-owned subsidiary of Innolog on September 13, 2010 when we issued 10,700,000 shares of our common stock to our management.  After other subsequent issuances of shares of common stock in connection with compensation paid for services rendered by consultants and service providers and the sale of certain securities in private placements over the past three years, the number of our outstanding shares has increased such that Innolog currently owns 15.3% of OverNear’s issued and outstanding common stock.

Business Overview

General

We intend to further develop a location-based, social networking and mobile advertising platform.  On January 11, 2013, we released the initial version of our mobile application to the general public via the Apple iTunes App Store.  However, we plan to continually improve our app with bug fixes and performance enhancements as well as by adding new features and, from time to time, releasing updates of the app to the Apple iTunes App Store and subsequently the Android app store.  Although we are developing our mobile and server-side applications, we may be required to obtain licenses from third-party vendors who provide application programming interfaces (APIs) and other off-the-shelf tool-sets which we may use from time to time to accelerate the development process.  We expect to be able to obtain the licenses at a reasonable cost as and when we need them.

Business Strategy

Our strategy is to first rapidly build a user base by launching our free mobile utility, described below, which allows users to connect, communicate and save money.  We expect to leverage our mobile app to offer businesses advertising solutions that are designed to be more engaging and relevant for users in order to help them better achieve their advertising goals. Our combination of location relevance, social context, and engagement is expected to give advertisers enhanced opportunities to generate brand awareness and affiliation, while also creating new ways to generate near-term demand for their products from consumers likely to have purchase intent.  By the end of the second quarter of 2014, we plan to execute our business model and monetize our mobile app by offering businesses an opportunity to advertise to our users.  We have not begun to actively market our mobile app to users and currently have approximately 3,500 users. We plan to earn revenue by charging businesses a monthly subscription fee to use our platform and technology as an advertising and marketing channel to reach our users.  We also expect to attract advertising dollars using traditional pay per click (CPC) and views per thousand (CPM) models on our mobile application.  Additionally, we plan to extend the use of our mobile app to include payment-processing integration for point-of-sale transactions in partnership with ticket agents and venue operators, whereby we will earn a commission for purchase transactions effected through our app.  There is, however, no guarantee that we will be able to successfully execute the strategies discussed herein.

Marketplace and Competition

Our addressable market opportunity includes portions of many existing advertising markets, including the traditional offline branded advertising and mobile advertising markets.  We believe that advertising on mobile devices is a significant market opportunity that is still emerging and evolving. Our goal is to offer most advertisers with an effective way to leverage and create more contextually-relevant ads.  Our mobile application will compete in the multi-billion dollar mobile location-based services market.  We may compete with other location-based mobile applications, including Foursquare, Google, Apple, and several new start-ups, many of which are significantly larger than us and have more capital to invest in their mobile advertising businesses.  They, or other competing companies, may establish or strengthen cooperative relationships with their mobile operator partners, brand advertisers, app developers, or other parties, thereby limiting our ability to promote our services and generate revenue. These companies could compete with us to the extent they expand into mobile advertising.  Any of these developments would make it more difficult for us to sell our services.  We have no competitive presence in the mobile location based services market at this time.

Intellectual Property

Our ability to protect our intellectual property, including the development of the software application, will be an important factor in the success of our business.  We currently have a provisional patent application pending with the United States Patent and Trademark Office, and one non-provisional patent application soon to be filed.  We expect to apply for additional patents to protect our intellectual property. We also continue to review whether pursuing patent protection in other countries is appropriate.  We are in the process of registering a U.S. trademark registration for OverNear. We will also continue to review whether pursuing trademark protection in other countries is appropriate.  In addition to the foregoing, we have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants and companies with which we conduct business, or will conduct business in the future.

Industry Regulations

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular.  It is possible that new laws and regulations will be adopted in the U.S. and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our intended business, particularly with regard to location-based services, collection or use of data to target ads and communication with consumers via mobile devices.  The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices.  The Federal Trade Commission has also proposed revisions to the Children's Online Privacy Protection Act, or COPPA, that could, if adopted, create greater compliance burdens on us.  COPPA imposes a number of obligations, such as obtaining parental permission, on website operators to the extent they collect certain information from children who are under 13 years of age.  The proposed changes would broaden the applicability of COPPA, including the types of information that would be subject to these regulations, and could apply to information that we or our clients intend to collect through mobile devices or apps that is not currently subject to COPPA.

Social Networking

In January 2013, OverNear introduced a unique mobile app for Apple iOS devices (e.g., iPhones and iPads) and Web service that leverages location-based services to help connect OverNear users to their contacts and online social network. OverNear’s social networking platform allows registered users who have installed the mobile app to connect in person with their online connections by simultaneously providing a push notification to all parties when they are in close proximity of each other.  Push notifications are a technique used by apps to alert smartphone users to content updates, messages, and other events within an app that users may want to be aware of. Once the OverNear mobile app is installed on the consumer’s smartphone, the user will be presented with an opportunity to identify a list of friends and business contacts to be included in his or her OverNear contact list.  OverNear will utilize appropriate application programming interfaces for mobile devices to allow users to bypass account creation and login with their existing accounts. For example, linking an existing social-networking account to OverNear will also enable access to the user’s friends list. From the imported lists, the user will have the ability to select (de-select) friends and contacts to include in his or her OverNear contact list.  Each user who downloads and installs the mobile app will independently establish his or her respective OverNear contact list.

As planned, our system will monitor each user’s OverNear contact list, and once an overlap occurs between any names, the respective persons will be simultaneously notified and required to accept their inclusion into the other OverNear contact list(s) thereby authorizing the system to notify them when they come into close proximity of each other (based on predefined preferences).  When this happens, all parties within a given OverNear contact list will be presented with an opportunity to connect with each other via text message, when added.  When this choice is made, a list of the persons in the OverNear contact list is presented, and each person is able to select one or more of the other persons from the list to contact with an instant message.

Mobile Advertising

OverNear expects to be a location-based mobile advertising platform that will help brands and retailers reach OverNear users with mobile advertisements, such as promotional offers, discount coupons, and vouchers direct to their smartphones.

OverNear intends to deploy push notification campaigns to users based on where they are at any given moment, or on any number of other criteria, such as time of day, day of the week, proximity to a retailer’s location, among many other personalized preferences.  The key features of the application are planned to include:

●	Highly targeted advertising campaigns;
●	No SMS or MMS approval from the mobile carrier;
●	Campaigns are self-administered by retailer or brand;
●	Real-time analytics – virtual built-in ‘Marketing Consultant’; and
●	Simple interface and easy-to-use – intuitive user interface.

We believe that our technology, tools, and services will help brands and retailers maximize their advertising revenue and gain insight about their users.  To advertisers, we expect to offer sophisticated targeting capabilities, and the opportunity to deliver interactive and engaging ad experiences to consumers on their mobile connected devices.  Our goal is to have our proprietary technology and data platform determine in real-time which ad to deliver, as well as to whom and when, thereby optimizing the effectiveness of advertising campaigns regardless of device type or operating system.  We expect our platform to be initially compatible with Apple iOS and we are planning to release versions compatible with the Android and Windows mobile operating systems.

As smartphones, tablets, and other mobile connected devices become increasingly powerful and affordable, and mobile Internet access becomes more widespread and faster, users are consuming more content on their mobile devices.  Apps in particular are becoming a popular way for consumers to engage with and consume personalized digital content on their mobile connected devices.   With growth in this mobile app-based economy, mobile advertising creates new opportunities for advertisers to reach and engage audiences of potential consumers.  Mobile devices are inherently personal in nature, facilitate anytime-anywhere access to their users, allow for engaging app-enabled experiences, and offer location-targeting capabilities.  We believe that the combination of these features creates a powerful opportunity for delivering highly targeted, interactive advertising through mobile connected devices. However, a number of factors, including device and operating system diversity, as well as technological challenges, make it difficult and complex to deliver mobile advertising effectively.

We expect to help brands and retailers utilize mobile advertising without the complexities. By using our service, advertisers will be able to gain access to our tools and services to craft advertising and promotional campaigns with interactive rich media ads and video ads from our platform  As planned, our app will be able to analyze user data to build sophisticated profiles and audience groups that, in combination with the real-time decision-making, optimization, and targeting capabilities of our technology platform, will enable us to deliver highly targeted advertising campaigns for our advertiser clients. We anticipate that advertisers will pay us to deliver their ads to mobile connected device users. As we deliver more and more ads, we expect to be able to collect anonymous data about users, audiences, and the effectiveness of particular ad campaigns, which in turn will enhance our targeting capabilities and will allow us to deliver better performance for advertisers and better opportunities to increase their revenue streams. Our use of data for interest-based targeting, including location data, is based on consumer consent, and we offer consumers the ability to opt out of such targeting.

Benefits of Mobile Advertising

The combination of the inherently personal nature of mobile devices, their enhanced functionality, and the proliferation of app-enabled experiences creates a powerful opportunity for highly targeted and effective advertising.  We believe mobile advertising enjoys a number of benefits over traditional advertising and PC-based online digital advertising, including:

●	anytime, anywhere access to users;
●	personalization of the advertising experience;
●	location-based targeting;
●	more complete user engagement; and
●	enhanced audience targeting based on location, behavioral and demographic data.

Growth Strategy

We seek to become the strategic independent platform partner of choice for advertisers wanting to capitalize on the large and growing mobile advertising opportunity. The key elements of our strategy are to:

●	innovate through continued investments in technology and data;
●	deepen our relationship with our users;
●	acquire new users and advertisers;
●	increase our share of advertising budgets from advertisers;
●	increase our global market penetration;
●	pursue strategic acquisitions; and
●	provide further insight into the mobile app economy.

Principal Products and Services

Location-based services allow users to connect with others based on their current locations.  In many cases, people use their smartphones (iPhone, Android, Windows) to “check in” to businesses like restaurants, bars, and stores they visit.   Many of these services also have a gaming component, allowing members to compete against one another or to collect rewards (like online badges) for their activities. The rapid evolution of mobile phones, both on a hardware and a software level, combined with a surge in application storefront releases, deployments of higher-capacity network infrastructure, and recent developments in positioning technologies is expected to drive revenues.

We believe that location and granular geo-targeting are actually strong predictors of consumer intent because by knowing when and where someone will be will likely provide information about what that person may be interested in.  For example, if it is lunch time and one has opted in to get offers from restaurants, a great promotion available nearby becomes easy to act on.  We believe that it is becoming clear to retailers that location-based marketing is an important key to driving foot traffic among consumers who are in the mindset to make a purchase.  Furthermore, we believe that the performance of these programs is demonstrating that mobile phones and location can increase average order value, frequency, and loyalty.

We believe that the more technologies exist like our mobile application that marketers can leverage to pinpoint location and target advertising and messaging, the more relevant they can make their campaigns and the better the response will be from their target consumers.  We also believe that consumers are generally much more receptive to ads that are relevant to them personally.    We believe that location enhances the outbound and inbound media opportunities, allowing brands and retailers to tie their messaging to a specific location and dictate the context of the message.

OverNear Mobile App

Push Notifications.  OverNear plans to leverage the native high-accuracy network-based hybrid location engine in the Apple iOS and the Android operating systems that allows location to be extracted from the handset on a periodic and continuous basis.  OverNear expects to deploy push notification campaigns to users based on where they are at any given moment, or if they meet any number of other criteria.  As planned, the consumer will “opt in” by downloading the OverNear mobile application to his or her phone and agreeing to receive notifications, but beyond that the consumers’ privacy is protected because the alerts do not require the disclosure of either a phone number or an email address.  Push notifications appear as an alert in the message tray of the customer’s phone screen and can be acted on via messaging even if the OverNear app is not in use.  Unlike other popular apps, there is no check-in required to activate either the user’s location or his or her interest in retrieving an offer or discount.

Push notifications are used in our currently available mobile app.

Persistent Location – No Check-Ins Required.  We believe that a persistent location platform, not check-ins, will release the potential of location-based services.  For example, someone is walking in the vicinity of a coffee shop and a message appears on his or her phone: "Come on in to the coffee shop (you're a few blocks away and here is a map to get there) and receive 50% off a cappuccino."   With the check-in, the coffee shop will only have the ability to message a consumer based on when he or she tells the service his or her exact location.  But what is the likelihood that, as the consumer is walking, he or she will check-in to a social media site?  For the coffee shop or any other business to predictably message a potential customer when he or she is nearby, they are going to require access to the customer’s location on a persistent and continuous basis.   Persistent location features are used in our currently available mobile app.

Location-Based Marketing.  Compared to the “daily deal” providers, OverNear is expected to be more effective in reaching potential customers by pushing location-based offers that are triggered by the user’s precise location rather than by the city specified by the user as his or her next closest deal-base.  We believe that brands will be able to target consumers with offers based on their own marketing rules and campaign timing without having to share the revenue and customer information with a second party.  Real-time reporting and analytics should enable the brand or retailer to use adaptive business rules to reach highly targeted consumers.  Rather than a mobile megaphone, OverNear will provide a targeted, brand-specific marketing tool.  Assuming the user is aware that he or she will be activating such access to his or her mobile “inbox,” it will provide a kind of “tell me when…” system for consumers who are either cost-conscious or brand-loyal and who want to be alerted to special offers.  For example, users might be alerted only at certain times of the day based on whether or not they have responded to an earlier campaign or even based on their proximity to retail locations, restaurants, and events.  In that context, the easier and more flexible the marketer’s dashboard, the better the chances of success and the less this will look to the user like mobile spam.

OverNear is expected to provide a replacement for daily deal emails that clutter users’ inboxes and never get read.  Because this targeting works through an app’s connection with the Internet, rather than via SMS or MMS, the platform can deliver rich media without the per-message costs, character or size limitations, and extensive approval process associated with SMS, MMS, and email-based marketing.  And there are no carrier-related GPS costs because smart notification technology uses the phone’s internal locator beacon to persistently know consumer location.

Adaptive Learning Algorithm.  This is a proprietary algorithm, which will monitor and refine the system’s filtering process to produce highly targeted promotions based on each individual’s tastes and preferences. Every promotional offer that will be sent by the merchant will include the quick press buttons “More like this” and “Less like this.”  Based on the responses of the shopper for each of the offers, the system will automatically tailor the user’s personal preferences to match his or her indicated interest levels by type of retailer, promotional offer, day of the week, time of day, etc.

Social Media Integration.  For merchants with an existing social networking profile page or fan page, our plan is that our technology will allow them to easily publish their offers or email messages and related links to their social networking site news feed and wall directly from within the OverNear application.  When the link is shared, OverNear will automatically post the offer or email message to a message archive center and then track offer redemptions and traffic activity. The currently available version of our mobile app integrates with Facebook.

Professional Social Networking Integration.  With professional social networking integration, our app will allow merchants to easily publish their offers to their professional social networking news feed directly from within the OverNear application.  When sharing related message content, our applications will automatically post the merchants’ messages to their message archive and track visitor activity or coupon redemptions.

OverNear Complementary Web App

Campaign Creation Wizard.  This will be a comprehensive, easy-to-use interface that enables subscribers to create and edit campaigns.  Through intuitive controls, subscribers can readily change colors, fonts, borders, and backgrounds and insert images and logos to help ensure that their messages or offerings appear polished and professional.  The wizard operates on a “what-you-see-is-what-you-get” basis whereby a subscriber can change content quickly and view the offer or message prior to launching.

Professionally Developed Templates.  These will be pre-designed offer and message forms that are designed to help subscribers quickly create attractive and professional campaigns.  These templates will provide ideas about the kinds of offers, messages, and emails subscribers can send, promotions, and announcements, and will demonstrate, through the use of color and format, the creativity and professionalism of a potential campaign.  An advanced editing functionality will enable subscribers to easily modify the templates.  We also plan to provide templates designed to appeal to specific products and services.  For example, we will include a coupon template for a 25% discount or a ‘buy-one-get-one-free’ offer to promote a restaurant while another retail messaging template can be used to promote a new line of men’s apparel.

Security and Privacy.  We expect to protect our subscribers’ data at the highest level possible.  We do not intend to use our subscribers’ confidential information, including their customer/contact lists, except in the delivery of our product, nor will we share, sell, or rent this information.  In addition, we will require that our business subscribers adopt a privacy policy to assist them in complying with government regulations and marketing best practices.

Tracking and Reporting.  We plan that the tracking and reporting feature will monitor and analyze merchant promotions and shopper redemptions and tailor recommendations for a promotion based on previous campaigns and concurrent campaigns of other nearby retailers (on an anonymous basis) who have the same business but are located in different geographic regions or experience comparable social and demographic dynamics.  This feature will use the Company’s patent-pending adaptive learning algorithm to monitor and refine criteria for optimized promotional offers or discount coupons based on redemption rates and other socio-economic statistics gathered over time and from neighboring businesses.

We plan to monetize our customer relationships by offering premium levels of our advertising and analysis-driven marketing service to brands and retailers by charging subscription fees.  As a subscriber, the business customer will have access to contact list and offer management tools which are expected to enable the subscriber to target or segment contacts and consumers for all or specific campaigns and monitor delivery and redemption of promotions and coupons.  Unsubscribe requests are automatically processed to help ensure ongoing compliance with government regulations and marketing best practices.

Industry

Background

The convergence of several key trends is driving the growth of the mobile app economy and fundamentally changing the way that users consume content on their mobile connected devices.  We believe these trends will continue to create a significant opportunity for mobile advertising.  These trends include:

●
Adoption of faster and more functional mobile connected devices.  Driven by intuitive user interfaces, increased functionality, faster processing speeds, better graphics processors, and advanced display technologies with touch capabilities, it has become possible to deliver innovative, interactive, and engaging consumer media experiences on a wide variety of mobile connected devices.

●
Widespread access to faster wireless networks facilitates consumer consumption of content.  With the growth of mobile connected devices, consumers increasingly expect to have a high-quality online experience everywhere. Expansion of worldwide 3G network penetration, the rise of next-generation networks, such as 4G, and the prevalence of Wi-Fi access are facilitating the consumption of content on mobile connected devices. The combination of increased network access and faster network technologies is enabling the development of rich media content, presenting new opportunities in the mobile ecosystem.

●
Mobile usage has disrupted how content is consumed.  Consumers are increasingly using their mobile devices instead of personal computers or other traditional media to access content.  Mobile devices have become an increasingly important part of daily life, with users relying on mobile connectivity to read newspapers, magazines, and blogs, watch movies, play games, check sports scores, shop, monitor weather forecasts, conduct banking transactions, find maps and directions, and listen to online radio stations.

●
Growth of the mobile app economy.  Developers have created apps as an easy, intuitive, and interactive way to instantly deliver content on mobile devices.  Emerging technologies, such as improvements in computer programming languages for structuring and presenting Web-based content, have allowed app developers to harness the increasing processing power and functionality of mobile devices and faster networks to deliver more engaging media to users.

●
Advertising industry is being disrupted by mobile advertising.  Traditional advertising media, such as billboards, newspapers, magazines, radio, and television, often suffer from a number of inherent limitations, including limited ability to target specific audiences, limited ability to measure audience reach and, in some cases, limited geographic range.  As consumers spend more time online with personal computers, or PCs, digital advertising has proven to be more effective because it allows for user interaction, provides better measurement, and achieves expanded audience reach.  However, even PC-based digital advertising suffers from a number of significant limitations with respect to personalization, accessibility, and location-based targeting, all of which can be provided through mobile advertising.

Complexities of Mobile Advertising

Despite the growing market opportunity for mobile advertising, companies in our industry must address several complexities and challenges in order to effectively deliver mobile advertising solutions, including:

●	fragmentation of the mobile ecosystem caused by a wide diversity of device types, numerous operating systems, and varied delivery and user engagement mechanisms;
●	limitations in using traditional identification techniques typically used in PC-based Web advertising, such as "cookies";
●	difficulty in predicting user behavior, including when and where a user will be consuming content on a mobile device;
●	varying connection quality that a mobile device may have at any given time; and
●	difficulties measuring performance of ads and user interactions with them on mobile connected devices.

DESCRIPTION OF PROPERTY

We currently have two offices. One office is located at 1460 4th St., Santa Monica, California 90401.   On April 16, 2013 we entered into a two year office lease with SM Promenade LLC for this office, the term of which begins on May 15, 2013. The monthly fee is $4,386 per month for the first year and $4,517 for the second year. We also lease an office in an executive suite located at 609 Deep Valley Drive, Suite 200, Rolling Hills, California. We lease this office from Regus Management Group, LLC at a monthly rent of $2,200 pursuant to a lease that expired on October 31, 2013 (provided the Company’s last payment under this lease was due September 1, 2013 and the Company was provided use of the space during the month of October 2013 at no cost, after which time the Company ceased using such rental space ).  We previously leased an office at 9595 Wilshire Blvd, Suite 900 in Beverly Hills, CA on a month-to month basis for $1,557 per month, which lease expired on June 30, 2013.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Fred E. Tannous	47	Co-Chairman of the Board, Chief Executive Officer, Chief Financial Officer
Bill Glaser	47	President, Co-Chairman of the Board

Fred E. Tannous.  Mr. Tannous is responsible for overseeing all aspects of our vision, strategy and financial operations, including financings and new business development.  Mr. Tannous has over 20 years of experience in finance, management, and new business development.   Since 2006, he has been active as founder, investor, and visionary behind several start-ups.  Prior to his positions with the Company, which began in September, 2010, Mr. Tannous was a director of uKarma from June 2006 until August 2010.  From December 2000 through April 2006, Mr. Tannous was Chief Executive Officer of Health Sciences Group, Inc., where, as co-founder and CEO, he was involved in all aspects of its operations, starting with a self-underwritten public offering to guiding the overall strategy and marketing programs and launching new products.  Prior to that, Mr. Tannous spent more than 14 years at Hughes Electronics where he worked in various capacities ranging from engineering to marketing to new business development.   While at DIRECTV, a subsidiary of Hughes, Mr. Tannous served as Sr. Manager of Investments & Acquisitions where he oversaw the company’s equity portfolio valued at $1 billion.  He participated in valuing, structuring, and executing strategic investments and business enhancement opportunities. During his tenure, he was involved in effecting more than $500 million in transactions for the company and its operating units. Mr. Tannous has been instrumental in helping with the development of our social networking and advertising services. This, along with his past experience in developing and launching businesses and as an executive officer of public companies led us to the conclusion that he should serve as a director of our company.  Mr. Tannous earned an MBA in finance and accounting from the University of Chicago, Graduate School of Business; completed coursework in international business at SDA Bocconi in Milan, Italy; and holds a Masters and Bachelor’s degree in Electrical Engineering from the University of Southern California.

Bill Glaser. Mr. Glaser works closely with our CEO to oversee our vision, strategy, and financial operations, including financing and new business development. Mr. Glaser also currently serves as Chief Executive officer of Namaste Advisors, Inc., a position he has held since June 2012.  Prior to his positions with the Company, beginning in September, 2010, Mr. Glaser was the Chairman of the Board and Chief Executive Officer of uKarma from June 2006 until August 2010.  From December 2000 to July 2005, he served as President of Health Sciences Group, Inc., a manufacturer, marketer, and distributor of pharmaceuticals and nutrition based products.  He was also a director of Health Sciences from December 2000 to May 2007, during which time the company was publicly traded. He worked closely with the CEO of Health Sciences to provide oversight in all aspects of operations ranging from crafting and executing Health Sciences’ overall growth strategy to structuring debt and equity financings and seeking and evaluating qualified acquisition candidates.   He was also CEO of Namaste Financial, Inc. from July 2005 to June, 2012.  Previously, Mr. Glaser was a registered representative at Drexel Burnham Lambert and Smith Barney.  Mr. Glaser holds a Bachelor’s degree in finance and economics from the Ithaca College - School of Business. Like Mr. Tannous, Mr. Glaser has been instrumental in helping with the development of our social networking and advertisings services. This, along with his past experience as an executive officer of public companies led us to the conclusion that he should serve as a director of our company.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2013, 2012, 2011 and 2010 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year whose total compensation exceeded $100,000 during such fiscal year ends.

Name and Position	Year	Salary		Bonus		Stock Awards		Option Awards	Non-Equity	Non-qualified	All Other		Total
													$0
Fred Tannous,	2013	$190,000						$100,000			$13,900	(9)	$303,900
CEO	2012	$180,000						$100,000			$14,400	(8)	$294,400
	2011	$180,000	(7)	$100,000	(6)			$100,000			$9,000		$389,000
	2010	$55,385		$50,000	(2)	$80,000	(2)	$50,000			$2,625	(3)	$238,010

Bill Glaser,	2013	$190,000						$110,000			$13,900	(9)	$313,900
President	2012	$180,000						$110,000			$14,400	(8)	$304,400
	2011	$180,000	(5)					$110,000			$9,000		$299,000
	2010	$236,399	(4)					$150,054			$9,000	(3)	$395,453

(1)
The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).  The assumptions made in the valuation of these options can be found in Note 2 to our financial statements included herein.

(2)	This compensation was paid in the form of 5,200,000 shares of our common stock.
(3)	This compensation consists of a car allowance of $750 per month pursuant to the officer’s employment agreement.
(4)	This amount was booked as deferred compensation of which $127,117 was forgiven in 2011 by the officer.
(5)	Of this amount, $60,769 was forgiven by the officer.
(6)	This compensation was paid in the form of 4,000,000 shares of our common stock.
(7)	Of this amount, $29,843 was forgiven by the officer.
(8)
This compensation consists of a one-time adjustment to compensation in the amount of $5,400 based on a COLA/CPI provision and a car allowance of $750 per month, both pursuant to the officer’s employment agreement.

(9)	Includes auto allowance expenses in the amount of $750 for a period of twelve months plus reimbursement for health insurance expenses in the amount of $700 for a period of seven months.

Grants of Plan-Based Awards

There were no plan-based awards granted during the 2013 year to any named executive officer.

Employment Agreements

Fred E. Tannous

On September 13, 2010, we entered into an agreement with Fred E. Tannous for his services as Chief Financial Officer.  On March 15, 2011, we amended this agreement in connection with his appointment as Chief Executive Officer in addition to his role as our CFO.  This amendment changed the end of his employment term to March 15, 2016.  On August 8, 2011, we amended the provisions regarding any increases in Mr. Tannous’ annual salary. On August 19, 2013, we further amended the agreement to eliminate references to bonuses based on the Company’s EBITDA. The description below reflects such amendments.

Mr. Tannous is compensated with an annual salary of $180,000.  Mr. Tannous’ annual salary will increase to $250,000 in the event that either (i) we raise an aggregate $5,000,000 in debt or equity financing after September 13, 2010 or (ii) we recognize $5,000,000 in cumulative gross revenues.  The annual salary will increase to $360,000 in the event that either (i) we raise an aggregate $10,000,000 in debt or equity financing after September 13, 2010 or (ii) we recognize $10,000,000 in cumulative gross revenues.

Mr. Tannous received a signing bonus of shares of our common stock valued at $50,000 (described in greater detail below).  The agreement also provided for the grant of 10-year options to purchase 10,000,000 shares of common stock under our 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, of which 1,000,000 shares became exercisable on the date of the agreement and the remainder of which will become exercisable at the rate of 1,000,000 shares at the end of each subsequent six month period.

As an inducement bonus for accepting the CEO position, Mr. Tannous received 4,000,000 restricted shares of common stock.

In the event of a change of control of the Company prior to the one month anniversary of Mr. Tannous’ termination, Mr. Tannous will be due the greater of (i) the remainder of his annual salary during the term of the agreement and (ii) $250,000, all unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to the Company on a per share basis less the exercise price of the stock option, the value of which is multiplied by the number of options held by Mr. Tannous.

In the event of Mr. Tannous’ termination without cause by the Company, Mr. Tannous will be paid the lesser of (i) the remainder of his annual salary during the term of the agreement and (ii) one year’s salary, and all stock options held by Mr. Tannous under the Plan will immediately vest in full and remain outstanding and will remain exercisable for ten years from the grant date.

Bill Glaser

On August 3, 2010, we entered into an employment agreement with Bill Glaser for his services as Chief Executive Officer.  On March 15, 2011, we amended his agreement in connection with his appointment as President following the appointment of Mr. Tannous as our Chief Executive Officer.   This amendment changed the end of his employment term to March 15, 2016.  On August 8, 2011, we amended the provisions regarding any increases in Mr. Glaser’s annual salary. On August 19, 2013, we further amended the agreement to eliminate references to bonuses based on the Company’s EBITDA. The description below reflects such amendments.

Mr. Glaser is compensated with an annual salary of $180,000.  His annual salary will increase to $250,000 in the event that either (i) we raise an aggregate $5,000,000 in debt or equity financing after August 3, 2010 or (ii) we recognize $5,000,000 in cumulative gross revenues.  The annual salary will increase to $360,000 in the event that either (i) we raise an aggregate $10,000,000 in debt or equity financing after August 3, 2010 or (ii) we recognize $10,000,000 in cumulative gross revenues.

The agreement also provided for the grant of 10-year options to purchase 5,000,000 shares of common stock under the Plan at an exercise price of $0.025 per share, of which 500,000 shares became exercisable on December 31, 2010 with the remainder to become exercisable at the rate of 500,000 shares at the end of each subsequent six-month period.

In the event of a change of control of the Company prior to the one month anniversary of Mr. Glaser’s termination, Mr. Glaser will be due the greater of (i) the remainder of his annual salary during the term of the agreement and (ii) $250,000, all unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to the Company on a per share basis less the exercise price of the stock option, the value of which is multiplied by the number of options held by Mr. Glaser.

In the event of Mr. Glaser’s termination without cause by the Company, Mr. Glaser will be paid the lesser of (i) the remainder of his annual salary during the term of the agreement and (ii) one year’s salary, and all stock options held by Mr. Glaser under the Plan will immediately vest in full and remain outstanding and exercisable until ten years from the grant date.

Outstanding Equity Awards as of December 31, 2013

	OPTION AWARDS					STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that havenot vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Fred E. Tannous	7,000,000	3,000,000	3,000,000	$0.025	9/12/2020	─	─	─	─
Bill Glaser	3,500,000	1,500,000	1,500,000	$0.025	8/3/2020	─	─	─	─

Director Compensation

Our directors do not receive compensation for their services as directors separate than the consideration they receive as officers of the Company.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions, nor does our Company have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the Board of Directors.

Our Company does not have any defined policy or procedural requirements for stockholders to submit recommendations or nominations for directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

A stockholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Prospectus.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

Moving forward, at such time as the Board of Directors believes that nominating, compensation or audit committees are necessary or desirable, or that we are required to have such committees, either as a result of our listing on NASDAQ, the NYSE or a similar market or exchange, or otherwise as required by law, we will take steps to form such committees and adopt charters as may be required to comply with all applicable rules and regulations.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. We do not have a standing compensation committee or a committee performing similar functions; our Board of Directors performs the functions of a compensation committee.  Our Board of Directors is made up of Messrs. Tannous and Glaser, both of whom are also executive officers and both of whom receive compensation for their services to us as officers.  As we grow, our Board of Directors expects that they will adopt compensation policies in the future that will apply to our officers and directors.

Independent Directors

We do not currently have any directors who are considered “independent”. We believe that retaining an independent director or directors at this time would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development.  Moving forward, at such time the Board of Directors deems independent directors desirable, or that we are required to have independent directors, either as a result of our listing on NASDAQ, the NYSE or a similar market or exchange, or that we are otherwise required by applicable law to have independent director, we will promptly take steps to appoint such independent directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2013, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in COLUMN A)
Equity compensation plans approved by security holders	15,000,000	(1)	$0.025	---

Equity compensation plans not approved by security holders	0		$0	0

Total	15,000,000		$0.025	---

(1)
Represents outstanding, vested and unvested shares of common stock issuable upon exercise of outstanding stock options granted pursuant to our Amended and Restated 2010 Stock Option, Deferred Stock and Restricted Stock Plan.

Our Board of Directors adopted the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) to provide for the issuance of non-qualified and/or incentive stock options to employees, officers, directors and consultants and other service providers.  The Plan was subsequently amended on various dates. Generally, all options granted expire five to ten years from the date of grant. Options generally vest over ten years. Effective July 1, 2012, the total number of shares of common stock reserved for issuance was reduced to 15,000,000 shares, subject to annual increases of up to an amount equal to 15% of the outstanding fully-diluted shares of common stock of the Company provided that any such increase cannot be made until the fully-diluted shares of common stock outstanding exceeds 100,000,000 shares.

On November 29, 2012, the Company entered into a consulting agreement and in consideration of the consulting services, the Company agreed to grant the consultant a non-qualified option to purchase 2,100,000 shares of the Company’s common stock at the exercise price of $0.10 per share. The option becomes exercisable at the rate of 300,000 shares upon execution of the agreement and 150,000 shares every three months, commencing on the date of the agreement. These options were granted outside of our Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Innolog Holdings Corp.

On August 9, 2010, pursuant to a Contribution Agreement, uKarma (currently Innolog) transferred its health and wellness business assets and liabilities to the Company when we were named Awesome Living, Inc.  The liabilities related to public company expenses however, such as transfer agent and EDGAR filings, were not transferred to the Company.  In exchange, we issued to uKarma 10,558,896 shares of our common stock, which at the time constituted 100% of our issued and outstanding capital stock.

On August 11, 2010, uKarma, GCC Merger Sub Corp., as uKarma’s wholly-owned Nevada subsidiary (“Merger Sub”), Galen Capital Corporation, a Nevada corporation, and Innolog Holdings Corporation, a Nevada corporation (“Innolog Predecessor” and currently known as Innolog Group Corporation), entered into an Amended and Restated Merger Agreement.  The agreement provided that Innolog Predecessor would be merged with Merger Sub, with Innolog Predecessor surviving the merger as uKarma’s wholly-owned subsidiary.   We, and our operating business formerly known as uKarma, received $525,000 from Innolog Predecessor as consideration for this merger and $12,500 in expenses.  The merger closed on August 18, 2010 and uKarma subsequently changed its name to Innolog Holdings Corporation.

Transactions Involving Company Officers and Directors

On August 16, 2010, we entered into a consulting agreement with Fred E. Tannous, who became an officer and director of the Company on September 13, 2010, pursuant to which Mr. Tannous would provide us consulting services with respect to certain of our business aspects. In exchange for these services, we were to compensate Mr. Tannous with a one-time payment of $40,000, payable in cash or shares of common stock; provided, however, that if we issued shares of common stock, then the value of such shares was required to equal $80,000 when issued. On September 13, 2010, we granted Mr. Tannous 3,200,000 shares of our common stock as compensation under this agreement. The consulting agreement expired on September 15, 2010.

On September 13, 2010, Mr. Tannous became an officer and director of the Company. Pursuant to an employment agreement, he received a signing bonus valued at $50,000 in shares of common stock. We granted Mr. Tannous 2,000,000 shares of our common stock, with a value of $0.025 per share, as compensation under this agreement. We also granted Bill Glaser 5,500,000 shares of common stock in consideration of $137,500 in deferred and accrued compensation.

On March 1, 2011, our Board of Directors approved the issuance of 4,103,014 and 3,313,973 restricted shares of our common stock, with a value of $0.025 per share, to Mr. Glaser and Mr. Tannous, respectively, in consideration for the cancellation of deferred and accrued compensation in the amount of $102,575 and $82,850, respectively, owed by the Company.

On March 15, 2011, our Board of Directors appointed Mr. Tannous, previously Chief Financial Officer, as Chief Executive Officer, and Bill Glaser, previously Chief Executive Officer, as President. We amended the employment agreement with Mr. Tannous to issue him 4,000,000 shares of our restricted common stock, with a value of $0.025 per share, in consideration for engaging in the new role and responsibilities. We also amended the employment agreement with Mr. Glaser and changed his title from Chief Executive Officer to President.

Consulting Arrangement

On November 29, 2012 the Company’s Board of Directors approved and issued a non-qualified option to purchase 2,100,000 shares of the Company’s common stock at an exercise price of $0.10 per share (the “Consultant Options”) to Will Glaser (no relation to our President, Bill Glaser), a member of the Company’s Board of Advisors (the "Consultant") pursuant to the terms and conditions of a Consulting Agreement dated as of November 29, 2012 (the “Consulting Agreement”) whereby the Consultant agreed to advise the Company with respect to certain matters including but not limited to, attaining notoriety of the Company and its products, assisting with the design of products and other strategic guidance. Under the Consulting Agreement, 300,000 Consultant Options are immediately exercisable as of the effective date of the Consulting Agreement and 150,000 Consultant Options are exercisable every 3 months thereafter, expiring 5 years from the effective date of the Consulting Agreement, unless otherwise accelerated or terminated. In the event the Company shall merge, sell a controlling interest, or sell a majority of its assets; or if the Company effects an initial public offering in which a minimum of $25,000,000 is raised from the sale of its equity securities; then the unvested portion of the Consultant Options shall be immediately accelerated and fully vested.

The Consultant Options have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or a valid exemption from registration. The Consultant Options were issued pursuant to the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering.

Director Independence

Our Board of Directors has determined that it currently has no members who qualify as “independent” as the term is defined by NASDAQ’s Marketplace Rule 5605(a)(2).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock that are currently held by our directors and executive officers and each person who owns beneficially more than 5% of our outstanding common stock based on 69,884,257 shares of common stock outstanding on March 26, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants, or other purchase rights.  Shares of common stock subject to options, warrants, or other rights to purchase that are currently exercisable or are exercisable within 60 days (including shares subject to restrictions that lapse within 60 days) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

	Number of Shares				Percent of Class:	Amount and Nature of Beneficial Ownership of	Percent of
Name of Shareholder	Pre-Spin-Off		Post-Spin-Off		Post-Spin-Off(1)	Preferred Stock	Preferred Stock
Directors and Named Executive Officers:
Fred E. Tannous	19,513,973	(3)	19,856,823	(1)	24.70%	1,000,000	19%
Bill Glaser	13,103,014	(4)	18,144,910	(2)	22.57%	1,000,000	19%
Directors and executive officers as a group (2 persons)	32,616,987		38,001,732		47.27%	2,000,000	38%

Series A Preferred Shareholders	--		--		--	3,210,000	62%

5% Shareholders
Innolog Holdings, Inc.	10,558,896		--		--%	--	--%

(1)	Includes 342,850 shares beneficially-owned which will be transferred to Mr. Tannous upon effectiveness of the spinoff registration statement.
(2)	Includes 5,041,896 shares beneficially-owned which will be transferred to Mr. Glaser upon effectiveness of the spinoff registration statement.
(3)	Includes 7,000,000 shares which can be acquired upon exercise of vested options within 60 days.
(4)	Includes 3,500,000 shares which can be acquired upon exercise of vested options within 60 days.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which 15,000,000 are designated as Series A Convertible Preferred Stock, par value $0.001 per share.

Common Stock

After completion of the Spin-Off, we expect that we will have approximately 68,980,663 shares of our common stock outstanding, held by 200 holders of record. Presuming the Maximum Offering Amount is sold under the Direct Offering we will have approximately 78,980,663 shares of our common stock outstanding.

Voting Rights.  Holders of our common stock are entitled to one vote per share, and generally, a majority of our issued and outstanding shares of common stock is sufficient to authorize action upon all matters submitted for a vote. Directors are elected by a plurality of the votes cast at the annual meeting of the shareholders.

Dividends.  Subject to the preferences applicable to preferred stock outstanding at any time, the holders of shares of common stock are entitled to receive dividends, payable in cash or otherwise, as may be declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefore. We do not anticipate paying any cash dividends in the near future.

Preferred Stock

Pursuant to that certain Certificate of Designation of Preference, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designations") filed with the state of Nevada on November 9, 2012, and amended on October 4, 2013, as discussed below, the Company designated 15,000,000 shares of preferred stock as Series A Preferred Stock. All of the 3,210,000 shares of common stock underlying all of the 3,210,000 outstanding shares of Series A Preferred Stock are being offered for resale under the Resale Prospectus.

Each holder of Series A Preferred Stock has the rights and preferences summarized as follows:

Dividends

The holders of the Series A Preferred Stock will be entitled to receive noncumulative dividends in preference to the holders of common stock at an annual rate of 8% of the purchase price per share of Series A Preferred Stock from legally available funds or, at the Company’s option, in shares of common stock when, as and if declared by the Board of Directors.

Liquidation Preference

In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of common stock, an amount equal to $0.60 per share, plus any declared and unpaid dividends thereon (“Initial Payment”). If the assets of the Company are insufficient to permit the full payment of the Initial Payment, then the assets shall be distributed pro rata among the holders of the Series A Preferred Stock in order to satisfy their preference in full. After the Initial Payment has been made in full, the holders of Series A Preferred Stock and the holders of common stock shall participate ratably on any remaining assets available for distribution. Unless the holders of a majority of the then outstanding Series A Preferred Stock (with any such election binding upon all holders of Series A Preferred Stock) determine otherwise, certain consolidations, mergers and other business combinations involving the Company as well as the sale of all or substantially all of its assets and a transfer of more than fifty (50%) percent of the voting power of the Company will be deemed to be a Liquidation (a “Deemed Liquidation”).

Conversion Rights

Each holder of Series A Preferred Stock will have the right, at the option of the holder at any time, to convert the Series A Preferred Stock into shares of common stock at an initial conversion ratio of one-to-one. The Series A Preferred Stock also previously had automatic conversion rights, such that the shares were to convert into common stock upon the closing of a financing of at least $5 million in gross proceeds in which shares of the Company’s common stock is sold at a price per share of at least $0.60, which was removed in connection with the Preferred Stock Amendment described below.  Subsequent to October 4, 2013, the Company has the right to force the conversion of the Series A Preferred Stock into common stock as discussed below under “Preferred Stock Amendment”.

Anti-Dilution

If at any time the Company issues any equity securities (e.g., common stock or common stock equivalents) at an effective price per share less than the then-applicable per share conversion price of the Series A Preferred Stock, the conversion price of the Series A Preferred Stock will be decreased to such effective price. Such adjustment will be subject to standard anti-dilution exclusions including securities issued to employees or consultants as compensation for services. Proportional anti-dilution protection shall also apply for stock splits, stock dividends and the like.

Voting Rights

The holders of Series A Preferred Stock will vote on an as-if converted, in the option of the holder, basis with the holders of common stock on all matters to be voted on or consented to by our stockholders, except as may otherwise be required by law or pursuant to the protective provisions outlined below.

Protective Provisions

Consent of the holders of at least 66% of the outstanding Series A Preferred Stock voting together as a separate class will be required for any action to (i) effect a sale of all or substantially all of the Company’s assets or enter into any transaction which results in the holders of the Company’s capital stock prior to the transaction owning less than 50% of the voting power of the Company’s capital stock after the transaction, (ii) effect a reclassification or recapitalization of the outstanding capital stock of the Company, (iii) redeem shares of preferred stock or common stock (excluding shares of common stock repurchased from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment), (iv) effect a liquidation, dissolution, recapitalization or reorganization of the Company or enter into any license that has the same economic effect as a liquidation of the Company, (v) creation (by reclassification or otherwise) or issuance of any new class or series of capital stock with rights, preferences or privileges that are pari passu or senior to the Series A Preferred Stock, or (vi) amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or bylaws to alter or change the rights, preferences or privileges of the Series A Preferred Stock or increase or decrease the number of authorized Series A Preferred Stock.

Preferred Stock Amendment

Effective between August and October 2013, shareholders holding over 69% of the Company’s outstanding Series A Preferred Stock, and effective October 4, 2013, the Board of Directors of the Company, approved the adoption of an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series A Preferred Stock (the “Preferred Stock Amendment”), which Preferred Stock Amendment was filed with and became effective with the Secretary of State of Nevada on October 4, 2013.  The Preferred Stock Amendment removed the automatic conversion right (described above under “Conversion Rights”), and provided the Company the right, in its sole discretion, at any time, to convert all of the outstanding shares of Series A Preferred Stock into common stock of the Company in a ratio of 1.03 shares of common stock for each share of Series A Preferred Stock converted, rounded up to the nearest whole share.  The Company anticipates taking action to convert the Series A Preferred Stock into common stock pursuant to the Company’s right to convert such shares into common stock as provided by the Preferred Stock Amendment subsequent to the date of this prospectus.

Warrants

The Company currently has outstanding five-year redeemable warrant (collectively, the “Warrants”) to purchase an aggregate of 3,210,000 shares of the Company’s common stock, exercisable at an exercise price of $0.50 per share.  The Warrants are exercisable at any time before November 9, 2017 at an exercise price of $0.50 per share, subject to adjustment, with cashless exercise commencing in the event the Registration Statement covering the registration of the Resale Shares is not in effect within six (6) months of December 31, 2012 until such time as such an effective registration statement is in place. The Warrants shall have weighted-average anti-dilution protection and proportional anti-dilution protection shall also apply for stock splits, stock dividends and the like. The Warrants do not confer any voting rights or any other rights as a Company stockholder. The Warrants will be redeemable by the Company for nominal consideration during the time this Registration Statement covering the registration of the Resale Shares is effective, provided that certain minimum per share trading prices and volume conditions are attained.

The Company also has outstanding (i) five-year redeemable warrants to purchase an aggregate of 6,776,500 shares of the Company’s common stock, exercisable at an exercise price of $0.50 per share; (ii) a five-year non-redeemable warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at an exercise price of $0.50 per share and (iii) a five-year non-redeemable warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at an exercise price of $0.60 per share (collectively, the “2013 Warrants”).  These warrants are exercisable at any time before the five year anniversary of each warrant’s issue date at their respective exercise price, subject to adjustment. These warrants do not confer any voting rights or any other rights as a Company stockholder.

Registration Rights

The Company was required to file a registration statement within 60 days of the final closing date (the “Filing Date”) registering the shares of common stock issuable upon conversion of the Series A Preferred Stock shares and exercise of the Warrants and use its best efforts to have the registration statement declared effective by the earlier of 5 days after notice by the SEC that it may be declared effective or 150 days from the Filing Date. If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to pay each Investor monthly liquidated damages equal to 1.0% of the investment amount subscribed for by such Investor (capped at 12%) until the registration statement is filed or declared effective, as the case may be. The Company shall maintain the effectiveness of the registration statement for a one year period from effectiveness or earlier if all shares covered by the registration statement have been sold.

In connection with the issuance of the 3,210,000 outstanding shares of the Company’s Series A Preferred Stock, the final closing date of which occurred on December 31, 2012, the Company currently owes an aggregate of approximately $69,250 in penalty fees to holders of the outstanding Series A Preferred Stock in connection with the late filing of the registration statement of which this Prospectus is a part.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to designate and issue up to an additional 35,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

Provisions of our certificate of incorporation and bylaws and of Delaware law could make the following more difficult:

●	an acquisition of us by means of a tender offer;

●	an acquisition of us by means of a proxy contest or otherwise, or

●	a removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

Our Bylaws provide that the number of directors comprising our board shall not be less than one or more than nine. Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in directorships resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority of our board of directors then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board. The business to be conducted at a meeting will be limited to business properly brought before the meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before such meeting.

No Cumulative Voting

Our Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our Articles of Incorporation of undesignated preferred stock makes it possible for our board of directors to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provisions in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

PLAN OF DISTRIBUTION

Distribution Shares

This Prospectus covers the distribution of 10,558,896 shares of our common stock owned by Innolog (provided that an additional 105,589 shares of common stock (representing 1% of the Distribution Shares) are also being registered herein to allow for rounding in connection with the Spin-Off). The Distribution will be accomplished upon effectiveness of the Registration Statement of which this Prospectus is a part. The mechanics of the Distribution will be performed by our transfer agent, V Stock Transfer, LLC.

Innolog is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the Distribution. The shareholders of Innolog receiving Distribution Shares may be considered "underwriters" within the meaning of the Securities Act of 1933 in connection with the resale of the Distribution Shares, although as of the date of this Prospectus, no market existed for our shares, and management was not aware of any shareholder who may engage in such transactions as of the date of this Prospectus. We have agreed to pay all fees and expenses incident to the registration of the common stock.

Name	Number of Distribution Shares(1)
Bill Glaser	5,041,896
Cede & Co.	2,303,818
Fred Tannous	342,850
Schwartz Holding (1)	163,996
Robert D. Vance	160,000
Morrie R. Rubin	159,047
William J. Clauss	123,428
Curt Kramer	115,429
Schwartz Holding	105,000
Paul J. Lohbeck	103,093
Mark Lindon	100,000
Leonard Panzer	100,000
Maher Khoury	86,000
David Garcia & Cristina Meyer Jt Ten	80,000
Peter Garabedian	74,665
Richardson & Patel LLP (11)	68,557
Erick E. Richardson	68,557
Caron Partners LP (6)	65,713
Seth Kramer	60,000
Harvey Sussman	53,047
Yoram Eliyahu	50,000
Jay C. Palda	50,000
Scott Panzer	50,000
Randy Wear	50,000
Bruce A. Fredrickson	48,000
Marc B. Rubin	48,000
Erica Cohn	40,000
Daniel Engelman	40,000
Carl Schwartz	40,000
Mark Abdou	37,864
Terry A. Moore	37,571
Thomas W. Dunwell	37,333
Cambridge Funding Group (2)	35,000
Julie B. Pronesti	32,946
John S. Riga	30,000
Woodland Holding LLC (3)	28,600
Jeremy L. Roll	25,750
Paul J. Cammarata	25,619
Alec Laken	25,000
Leonidas Group Holdings (4)	25,000
Alicia Macdonald	24,640
Morris Esquenazi	24,286
Robert M. Jacobs	23,428
Damon Premer	22,222
American India Foundation (5)	20,000

Name	Number of Distribution Shares(1)
William J. Clauss Tr William J. Clauss Trust	20,000
Brian Cole	20,000
Robert S. Ellin	20,000
Lawrence Isen Tr Marketbute LLC Definec	20,000
RP Capital LLC (7)	14,000
Tony Parnell	12,500
Frank Pearl	11,714
Kevin Trosian	11,400
Lance S. Cassell	10,000
Aaron Nerenberg	10,000
Lawrence C. Salerno	10,000
Marc Sitzer	10,000
Michael Cavalier Jr.	8,000
Nizan Inbar Usa LLC (8)	8,000
Robert J. Ravano	7,802
TD Ameritrade	6,667
Phil Beron	6,000
Robert J. Samanka	6,000
Ellis G. San Jose & Marni Lynn San Jose Jt	5,800
Andrew Kline	5,714
Kevin J. Brown	5,714
Holly Brown	5,263
Mark Scharmann	5,000
Michael Siegel	5,000
Basdai Sooker	5,000
Jonathan Roll	4,125
Harvey Sussman	4,000
Summers Mckay Bruno	3,529
Roar LLC (12)	3,529
Addison Adams	3,433
Lisa Momberger	3,429
Spin Shoppe Canvas Media (10)	3,333
Anthony N. Dare	3,000
Jack Farbman & Thelma Farbman Jt Ten	3,000
Keith E. Jacob Assoc Inc. Pension Plan	3,000
Robert J. Ravano Tr. Robert J. Ravano Rev.	3,000
William Whitener	3,000
Maria R. Thomas	2,800
Ryan Goldstein	2,639
Jason Cavalier	2,400
Victoria Goldstein	2,400
Alfred Ezekiel	2,000
Abhul Ladha	2,000
Stephen A. Sussman	2,000
Peter Abramowicz	1,250
Addison Adams	1,200
Sean Fitzpatrick	800
Erik Richardson Sr.	800
Barbara Feldman	600
Thunderstream LLC (9)	500
Igal Feibush	400
Ryan Hong	400
Sylvia Karayan	200
Kevin Leung	200
Total:	10,558,896

(1) Mr. Carl Schwartz is a principal of Schwartz Holding and has sole voting and dispositive powers with respect to the securities of the Company owned by Schwartz Holding and therefore may be deemed to be a beneficial owner of such securities.

(2) Mr. Seth Kramer is a principal of Cambridge Funding Group and has sole voting and dispositive powers with respect to the securities of the Company owned by Cambridge Funding Group and therefore may be deemed to be a beneficial owner of such securities.

(3) Mr. Efrat Nizan is a principal of Woodland Holding LLC and has sole voting and dispositive powers with respect to the securities of the Company owned by Woodland Holding LLC and therefore may be deemed to be a beneficial owner of such securities.

(4) Mr. Dan Garber is a member of Leonidas Group Holdings and has sole voting and dispositive powers with respect to the securities of the Company owned by Leonidas Group Holdings and therefore may be deemed to be a beneficial owner of such securities.

(5) Mr. Nimish Patel is a trustee of the American India Foundation and has sole voting and dispositive powers with respect to the securities of the Company owned by American India Foundation and therefore may be deemed to be a beneficial owner of such securities.

(6) Ms. Carole Levine is a partner of Caron Partners LP and has sole voting and dispositive powers with respect to the securities of the Company owned by Caron Partners LP and therefore may be deemed to be a beneficial owner of such securities.

(7) Mr. Erick Richardson is a managing member of RP Capital LLC and has sole voting and dispositive powers with respect to the securities of the Company owned by RP Capital LLC and therefore may be deemed to be a beneficial owner of such securities.

(8) Mr. Efrat Nizan is a managing member of Nizan Inbar Usa LLC and has sole voting and dispositive powers with respect to the securities of the Company owned by Nizan Inbar Usa LLC and therefore may be deemed to be a beneficial owner of such securities.

(9) Mr. Hansel Tsai is a managing member of Thunderstream LLC and has sole voting and dispositive powers with respect to the securities of the Company owned by Thunderstream LLC and therefore may be deemed to be a beneficial owner of such securities.

(10) Ms. Eileen Colavita is a member of Spin Shoppe Canvas Media Group, LLC and has sole voting and dispositive powers with respect to the securities of the Company owned by Spin Shoppe Canvas Media Group, LLC and therefore may be deemed to be a beneficial owner of such securities.

(11) The beneficial owners of the shares held by Richardson & Patel are Erick Richardson and Nimish Patel.

(12) The beneficial owner of the shares held by Roar LLC is Greg Suess.

Pursuant to SEC rules, all of the shareholders of Innolog named above may be deemed to be underwriters with respect to future resales of the Distribution Shares. Neither the Company nor Innolog is aware of the intentions of any of the Innolog Shareholders named above with respect to any future sales of the Distribution Shares.

For securities held in street name, we recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

On August 9, 2010, pursuant to a Contribution Agreement, uKarma (currently Innolog) transferred its health and wellness business assets and liabilities to the Company when we were named Awesome Living, Inc.  The liabilities related to public company expenses, however, such as transfer agent and EDGAR filings, were not transferred to the Company.  In exchange, we issued to uKarma 10,558,896 shares of our common stock, which at the time constituted 100% of our issued and outstanding capital stock.

On August 11, 2010, uKarma (currently Innolog), GCC Merger Sub Corp., as uKarma’s wholly-owned Nevada subsidiary (“Merger Sub”), Galen Capital Corporation, a Nevada corporation, and Innolog Holdings Corporation, a Nevada corporation (“Innolog Predecessor” and currently known as Innolog Group Corporation), entered into an Amended and Restated Merger Agreement.  The agreement provided that Innolog Predecessor would be merged with Merger Sub, with Innolog Predecessor surviving the merger as uKarma’s wholly-owned subsidiary.   We, and our operating business formerly known as uKarma, received $525,000 from Innolog Predecessor as consideration for this merger and $12,500 in expenses.  The merger closed on August 18, 2010.

Resale Shares

Once the Registration Statement of which this Prospectus is part becomes effective with the SEC, the Resale Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on a national securities exchange or the OTC Bulletin Board (or other such market or trading facility), in the over the counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions.  The Resale Shares may be sold by any means permitted under law, including one or more of the following:

●
a block trade in which a broker dealer engaged by the Selling Shareholder will attempt to sell the Resale Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by such broker dealer for its account under this Prospectus;
●	an over the counter distribution in accordance with the rules of the OTC Bulletin Board or OTCQB market (as applicable);
●	ordinary brokerage transactions in which the broker solicits purchasers; and
●	privately negotiated transactions.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

In effecting sales, broker dealers engaged by the Selling Shareholders may arrange for other broker dealers to participate in the resales. In connection with distributions of the Resale Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker dealers. In connection with such transactions, broker dealers may engage in short sales of the Resale Shares covered by this Prospectus in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell the Resale Shares short and redeliver the Resale Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker dealers which require the delivery to the broker dealer of the Resale Shares, which the broker dealer may resell or otherwise transfer under this Prospectus. The Selling Shareholders may also loan or pledge the Resale Shares registered hereunder to a broker dealer and the broker dealer may sell the shares so loaned or upon a default the broker dealer may effect sales of the pledged shares pursuant to this Prospectus.

Broker dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Such broker dealers and any other participating broker dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

The Company has advised the Selling Shareholders that the anti-manipulation rules under Regulation M of the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, we will make copies of this Prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Resale Shares offered hereby.

All costs, expenses and fees in connection with the registration of the Resale Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Resale Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker dealer or agent that participates in transactions involving sales of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Resale Shares.

The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for the shorter period of either one year or until all of the Resale Shares have been sold by the Selling Shareholders. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144. The Selling Shareholders are not obligated to sell any or all of the Resale Shares covered by this Prospectus. In order to comply with the securities laws of certain states, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Resale Shares may be subject to the notice filing requirements of certain states.

Section 15(g) of the Exchange Act - Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

●	with bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

Regulation M

Each of our officers and directors, who will promote the shares, is aware that he is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the common stock offered by this Prospectus will be passed upon for us by Szaferman, Lakind, Blumstein, Blades, PC, Lawrenceville, New Jersey.

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Gumbiner Savett Inc. (independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements

Unaudited Interim Financial Statements

Condensed Balance Sheets as of September 30, 2013 and December 31, 2012	F-19

Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2013 and 2012 and for the period from inception (July 22, 2010) to September 30, 2013	F-20

Condensed Statement of Changes in Stockholders’ Equity from inception (July 22, 2010) to September 30, 2013	F-21

Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012 and for the period from inception (July 22, 2010) to September 30, 2013	F-22

Notes to Condensed Interim Financial Statements	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

OverNear, Inc.

We have audited the accompanying balance sheets of OverNear, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012, and for the period from inception (July 22, 2010) to December 31, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012, and for the period from inception (July 22, 2010) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 3 to the financial statements, the Company has incurred substantial losses from operations and the Company may not have sufficient working capital or outside financing available to meet its planned operating activities over the next twelve months.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

GUMBINER SAVETT INC.

Santa Monica, California

April 15, 2013

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31,
ASSETS	2012	2011
Current Assets
Cash	$150,159	$181,995
Prepaid expenses	14,387	51,975
Total Current Assets	164,546	233,970

Furniture and equipment, net	20,238	11,993

Software development in progress	499,089	133,068

Other assets	53,510	3,145

TOTAL ASSETS	$737,383	$382,176

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$342,154	$265,398
Accrued expenses	79,672	138,359
Current portion of legal settlement payable	75,000	75,000
Total Current Liabilities	496,826	478,757

Long-term portion of legal settlement payable	75,000	150,000

Total Liabilities	571,826	628,757
Commitments

Stockholders' Equity (Deficit)
Common stock, $0.001 par value; 150,000,000 shares authorized; 53,733,208 and 46,619,962 shares issued and outstanding at December 31, 2012 and 2011, respectively	53,733	46,620
Preferred stock, $0.001 par value; 50,000,000 shares authorized, 3,210,000 and none Series A convertible preferred shares issued and outstanding at December 31, 2012 and 2011, respectively	3,210	-
Paid-in capital	4,166,548	1,847,339
Series A convertible preferred stock subscriptions receivable	(152,500)	-
Accumulated deficit in the development stage	(3,905,434)	(2,140,540)
Total Stockholders' Equity (Deficit)	165,557	(246,581)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$737,383	$382,176

The accompanying notes are an integral part of these financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Year Ended December 31,		For the Period from Inception (July 22, 2010) to December 31,
	2012	2011	2012

Sales	$-	$-	$89

Cost of Sales	-	-	17

Gross Profit	-	-	72

Selling, General and Administrative Expenses	1,773,099	1,362,450	3,999,892

Impairment of production costs, prepaid royalties and inventory	-	110,992	110,992

Operating Loss	(1,773,099)	(1,473,442)	4,110,812

Other Income (Expense)
Interest	(1,842)	(8,454)	(14,764)
Gain on Forgiveness of Debt	10,847	237,895	248,742
Other	-	-	(27,000)
Total Other Income (Expense)	9,005	229,441	206,978

Loss before Income Taxes	(1,764,094)	(1,244,001)	(3,903,834)

Provision for Income Taxes	800	800	1,600

Net Loss	$(1,764,894)	$(1,244,801)	$(3,905,434)

Loss Per Share-Basic and Diluted	$(0.03)	$(0.03)	$(0.10)

Weighted Average Number of Shares	51,660,735	36,278,475	38,990,506

The accompanying notes are an integral part of these financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) For the Period from Inception (July 22, 2010) to December 31, 2012

	Preferred Stock		Common Stock		Paid-in	Accumulated Deficit in the Development	Series A Convertible Preferred Stock Subscription	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	(Deficit)

Excess of liabilities assumed over assets transferred from uKarma	-	$-	-	$-	$(169,194)	$-	$-	$(169,194)
Issuance of common stock to uKarma	-	-	10,558,896	10,559	-	-	-	10,559
Additional capital contributed	-	-	-	-	27,000	-	-	27,000
Stock based compensation	-	-	-	-	105,000	-	-	105,000
Issuance of common stock for services	-	-	10,700,000	10,700	256,800	-	-	267,500
Net loss	-	-	-	-	-	(895,739)	-	(895,739)
Balance at December 31, 2010	-	-	21,258,896	21,259	219,606	(895,739)	-	(654,874)
Private placement of common stock	-	-	10,100,000	10,100	784,375	-	-	794,475
Fair value of warrants issued in connection with private placement	-	-	-	-	176,525	-	-	176,525
Fair value of warrants issued in connection with software development	-	-	-	-	24,923	-	-	24,923
Issuance of common stock in lieu of officer compensation		-	4,000,000	4,000	96,000	-	-	100,000
Issuance of common stock for professional services	-	-	2,438,747	2,439	105,905	-	-	108,344
Issuance of common stock in lieu of settlement of accounts payable	-	-	1,405,332	1,405	51,997	-	-	53,402
Issuance of common stock in lieu of officers deferred compensation	-	-	7,416,987	7,417	178,008	-	-	185,425
Stock based compensation	-	-	-	-	210,000	-	-	210,000
Net Loss	-	-	-	-	-	(1,244,801)	-	(1,244,801)
Balance at December 31, 2011	-	-	46,619,962	46,620	1,847,339	(2,140,540)	-	(246,581)
Private placement of common stock	-	-	5,588,000	5,588	855,514	-	-	861,102
Fair value of warrants issued in connection with private placement of common stock	-	-	-	-	160,898	-	-	160,898
Private placement of Series A convertible preferred stock	3,210,000	3,210	-	-	654,625	-	-	657,835
Fair value of warrants issued in connection with private placement of Series A convertible preferred stock	-	-	-	-	135,141	-	-	135,141
Fair value of warrants issued to placement agent in connection with private placement of Series A convertible preferred stock	-	-	-	-	9,524	-	-	9,524
Subscriptions receivable Series A convertible preferred stock	-	-	-	-	-	-	(152,500)	(152,500)
Offering cost – Series A convertible preferred stock	-	-	-		(82,100)	-		(82,100)
Issuance of common stock for consulting services	-	-	1,485,246	1,485	313,325	-	-	314,810
Fair value of warrants issued in connection with consulting services	-	-	-	-	5,825	-	-	5,825
Fair value of warrants issued in connection with software development agreement	-	-	-	-	2,272	-	-	2,272
Issuance of common stock in payment of settlement of accounts payable	-	-	40,000	40	3,960	-	-	4,000
Stock based compensation	-	-	-	-	260,225	-	-	260,225
Net Loss	-	-	-	-	-	(1,764,894)	-	(1,764,894)
Balance at December 31, 2012	3,210,000	$3,210	53,733,208	$53,733	$4,166,548	$(3,905,434)	$(152,500)	$165,557

The accompanying notes are an integral part of these financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the Year Ended December 31,		For the Period from Inception (July 22, 2010) to December 31,
Cash Flow from Operating Activities:	2012	2011	2012
Net loss	$(1,764,894)	$(1,244,801)	$(3,905,434)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	6,274	4,377	12,241
Amortization of production costs	-	123,817	172,268
Issuance of common stock for consulting services	314,810	68,969	513,779
Issuance of stock warrants for consulting services	5,825	-	5,825
Issuance of stock in lieu of officer compensation	-	100,000	100,000
Stock based compensation	260,225	210,000	575,225
Gain on forgiveness of debt	(10,847)	(237,895)	(248,742)
Impairment of production costs, prepaid royalties and inventory	-	110,992	110,992
(Increase) Decrease in operating assets:
Prepaid expenses	37,587	(12,600)	59,815
Deposit	(2,107)	(1,650)	(3,757)
Increase (Decrease) in operating liabilities:
Legal settlement payable	(75,000)	(50,000)	150,000
Accounts payable	87,603	(16,519)	190,368
Accrued expenses	(58,687)	287,863	366,805
Net Cash used in Operating Activities	(1,199,211)	(657,447)	(1,900,615)

Cash Flows from Investing Activities:
Due to stockholder	-	(125)	-
Purchase of furniture and equipment	(14,519)	(3,487)	(17,349)
Software development in progress	(363,749)	(108,145)	(471,894)
Cash acquired from uKarma	-	-	6,476
Acquisition of patents and trademark	(44,257)	(1,300)	(45,557)
Net Cash Used in Investing Activities	(422,525)	(113,057)	(528,324)

Cash Flow from Financing Activities:
Repayment of notes payable, unrelated parties	-	(8,802)	(8,802)
Repayments of notes payable, stockholder	-	(10,099)	-
Additional capital contributed	-	-	27,000
Proceeds from private placement of common stock	1,022,000	971,000	1,993,000
Proceeds from private placement of Series A convertible preferred stock, net of offering costs	567,900	-	567,900
Net Cash Provided by Financing Activities	1,589,900	952,099	2,579,098

Net (Decrease) Increase in Cash	(31,836)	181,595	150,159

Cash Balance at Beginning of Period	181,995	400	-

Cash Balance at End of Period	$150,159	$181,995	$150,159

Supplemental Disclosures:
Interest Paid	$1,842	$9,335	$15,645
Taxes Paid	$1,600	$-	$2,400

(Continued)

The accompanying notes are an integral part of these financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

Non cash activities from inception (July 22, 2010) to December 31, 2010:

On August 9, 2010, OverNear, Inc. acquired all of the assets and assumed the liabilities of uKarma Corporation, the predecessor entity.  The acquired assets and liabilities, and purchase consideration paid were as follows:

Assets and liabilities acquired:

Cash	$6,476
Prepayment and other assets	92,320
Inventory	18,108
Property and equipment, net	15,131
Production costs, net	207,854
Accounts payable and accrued expenses	(489,963)
Notes payable	(8,561)
$(158,635)

Purchase consideration

Common stock issued by OverNear, Inc.	$10,559
Excess of liabilities over assets acquired charged to paid-in capital	(169,194)
$(158,635)

During the period from inception (July 22, 2010) through December 31, 2010, OverNear, Inc. issued 5,500,000 shares of its common stock to its CEO in lieu of accrued compensation in the amount of $137,500.

Non cash activities for the year ended December 31, 2011:

The Company issued 1,405,332 shares of its common stock valued at $53,402 in payment of settlement of accounts payable.

The Company issued 7,416,987 shares to its officers valued at $185,425 in payment of settlement of deferred compensation.

The Company issued 276,000 warrants valued at $24,923 in connection with software development.

The Company issued 1,050,000 shares of its common stock valued at $52,500 in payment of consulting services.

Non cash activities for the year ended December 31, 2012:

The Company issued 40,000 shares of its common stock valued at $4,000 in payment of settlement of accounts payable.

The Company issued warrants to purchase 125,000 shares of its common stock valued at $2,272 in connection with software development.

The accompanying notes are an integral part of these financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

OverNear, Inc. (“the Company”) was incorporated on July 22, 2010 in the State of Nevada as Awesome Living, Inc. On June 20, 2011, the name of the corporation was changed to be OverNear, Inc. The Company’s headquarters are located in Beverly Hills, California.

The Company is in the process of developing and marketing a location-based social networking and mobile advertising platform, a beta version of which was released for use by the general public in January 2013.

On August 9, 2010, the Company entered into a Contribution Agreement (“the Agreement”) with uKarma Corporation (“uKarma”) to acquire all of the assets and assume liabilities of uKarma. Pursuant to the terms of the Agreement, the Company issued 10,558,896 shares of its common stock at par value to uKarma as consideration for the acquired assets and assumed liabilities. Upon transfer of the assets and liabilities, the Company continued uKarma’s operations.

The Company’s predecessor business developed and marketed a proprietary branded fitness DVD series that targets individuals who seek to enrich their physical, spiritual, and mental wellness. Through infomercials and other marketing initiatives, the predecessor launched its products. The Company plans to monetize the fitness DVD series assets by either selling or licensing the intellectual property and associated products. However, the Company is not certain about achieving success in this line of business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Enterprise. The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915, “Development Stage Entities”. The Company is devoting substantially all of its present efforts to design and develop a location-based social networking and mobile advertising platform and its planned principal operations have not yet commenced.  The Company has not generated any significant revenues from operations and has no assurance of any future revenues. All losses accumulated since July 22, 2010, have been considered as part of the Company’s development stage activities.

Use of Estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results could differ from these estimates.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. There was no revenue during each of the years ended December 31, 2012 and 2011.

Furniture and Equipment: Furniture and equipment are stated at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, generally 5 to 7 years. Maintenance and repairs are charged to expense as incurred; major renewals and betterments that extend the useful lives of property and equipment are capitalized. When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software Development Costs: Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased, or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Amortization of capitalized software development costs begins when the product is available for general release to customers and revenues are generated. Amortization is computed as the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product. As of December 31, 2012 and 2011, the Company had capitalized software development costs of $499,089 and $133,068, respectively, for the development of a location-based social networking mobile application.

Impairment of long-lived assets: The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. Due to the uncertainty regarding the Company’s ability to monetize the fitness DVD series inherited from its former parent uKarma, management determined that the related remaining production costs, prepaid royalties, and inventory were impaired and recorded an impairment loss of $110,992 for the year ended December 31, 2011. There was no impairment loss during the year ended December 31, 2012.

Patents and trademark: Patents and trademarks are recorded at cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets once they are awarded. Patents have not yet been awarded.

Fair value of financial instruments: All financial instruments are carried at amounts that approximate estimated fair value.

Income Taxes: The Company applies Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Taxes” (“FASB ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2012 and 2011, the Company has established a full reserve against all deferred tax assets.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Net Loss Per Share: The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation: The Company applies FASB ASC 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Generally, all options granted expire ten years from the date of grant. Compensation expense in the amount of $260,225, $210,000 and $575,225, related to stock option grants were recognized for each of the years ended December 31, 2012 and 2011, and for the period from inception (July 22, 2010) to December 31, 2012, respectively.

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

New Accounting Pronouncements: Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

NOTE 3 – GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Management of the Company is actively seeking financing to continue the development of its location-based mobile platform and market its product and service. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangements and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The report from the Company’s independent registered public accounting firm states that there is substantial doubt about the Company’s ability to continue as a going concern.

NOTE 4 – PREPAID EXPENSES

Prepaid expenses consisted of the following:

	December 31,
	2012	2011
Consulting and Professional Fees	$14,387	$45,375
Rent and Other	-	6,600
Total Prepaid Expenses	$14,387	$51,975

NOTE 5 – FURNITURE AND EQUIPMENT

Furniture and Equipment consisted of the following:

	December 31,
	2012	2011
Furniture and Equipment	$32,479	$17,960
Accumulated Depreciation	(12,241)	(5,967)
Furniture and Equipment, net	$20,238	$11,993

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
	2012	2011
Accrued Salaries and related expenses	$47,519	$125,801
Accrued Income Tax	1,600	2,400
Accrued Professional Fees	30,553	10,158
Total Accrued Liabilities	$79,672	$138,359

NOTE 7 – SETTLEMENT PAYABLE

In November 2011, the Company settled a legal dispute for the total amount of $275,000, of which $50,000 was paid on December 15, 2011 with the remainder payable in monthly installments of $6,250 through December 7, 2014.

Total settlement payable, as of December 31, 2012	$150,000

Current portion of settlement payable	75,000

Settlement payable, net of current portion	$75,000

The following schedule represents maturities of the settlement payable for the years ending December 31,

2013	$75,000
2014	75,000

$150,000

NOTE 8 – PROVISION FOR INCOME TAXES

Income taxes (benefit) consisted of the following:

	Year Ended December 31,
	2012	2011
Current:
Federal	$-	$-
State	800	800
Deferred:
Federal	(477,000)	(221,000)
State	(136,000)	(94,000)

	(613,000)	(315,000)
Valuation allowance	613,000	315,000

	-	-
	$800	$800

Income taxes are disproportionate to income due to net operating loss carryforwards, which are fully reserved. As of the balance sheet date, the Company has federal and state net operating loss carryforwards of approximately $3,500,000 each, which will begin to expire in 2032 and 2022, respectively.  The tax benefit of such net operating losses is recorded as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not.  Based upon the Company’s short term historical operating performance, the Company has established a valuation allowance for any income tax benefit recorded for its net operating loss carryforwards.

The following is a summary of the significant components of the Company’s net deferred income tax assets and liabilities as of December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Current deferred income tax assets:
Accrued officers’ salaries	$8,000	$48,000
Other	11,000	8,000
Less valuation allowance	(19,000)	(56,000)

Net current deferred tax assets	$-	$-

Non-current deferred income tax assets and liabilities:
Net operating loss carryforwards	$1,398,000	$628,000
Stock based compensation	20,000	-
Other	7,000	-
Accumulated depreciation of furniture and equipment	(201,000)	(54,000)
Less valuation allowance	(1,224,000)	(574,000)

Net non-current deferred tax assets	$-	$-

NOTE 8 – PROVISION FOR INCOME TAXES (continued)

The Company has applied the provision of FASB ASC 740, “Income Tax” which clarifies the accounting for uncertainty in tax positions. FASB ASC 740 requires the recognition of the impact of a tax position in the financial statements if that position is more likely than not of being sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position.  At December 31, 2012 and 2011, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in interest expense and operating expenses, respectively. As of December 31, 2012 and 2011, the Company has no accrued interest and penalties related to uncertain tax positions.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company currently is not under examination by any tax authority.

The reconciliation between the statutory income tax rate and the effective tax rate is as follows:

Statutory federal income tax rate	(34.0)%
States taxes	(5.8)
Stock based compensation	4.7
Other	0.4
Valuation reserve for income taxes	34.7
-%

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

During the year ended December 31, 2012, stockholders’ equity consisted of the following transactions: (1) the issuance to an investor in a private placement, in consideration of $250,000, of an aggregate 2,500,000 shares of the Company’s common stock in conjunction with the sale of units consisting of common stock and warrants which had a value of $0.10 per unit, (2) the issuance to investors in a private placement, in consideration of $772,000, of an aggregate 3,088,000 shares of the Company’s common stock in conjunction with the sale of units consisting of common stock and warrants which had a value of $0.25 per unit, (3) the issuance of warrants to purchase 5,588,000 shares of the Company’s common stock in connection with the private placement, the fair value of which was determined to be $160,898, (4) the issuance of an aggregate 1,485,246 shares of the Company’s common stock with a value of $314,810 for consulting services, (5) the issuance of 40,000 shares of the Company’s common stock with a value of $4,000 in payment of settlement of accounts payable, (6) the issuance of 700,000 warrants with a value of $5,825 for consulting services for the year ended December 31, 2012, (7) the issuance of 125,000 warrants with a value of $2,272 for software development during the year ended December 31, 2012.

Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001 per share. The preferred stock may be issued in one or more series and the first series consisted of 18,000,000 shares and is designated as series A convertible preferred stock (“Series A Preferred Stock”). There were no other designated series of preferred stock as of December 31, 2012.

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

The holders of Series A Preferred Stock are entitled to receive, if, when and as declared by the Board, dividends at an annual rate of 8% of the original purchase price of Series A Preferred Stock. No dividends were declared for the year ended December 31, 2012.

In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive the amount of $0.50 per share.

Each share of Series A Preferred Stock is convertible at the option of the holder at any time after the date of issuance into equal number of shares of common stock.

Each share of Series A Preferred Stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock could be converted.

During the year ended December 31, 2012, the Company issued 26.75 units of Series A Preferred Stock at $30,000 per unit. Each unit consists of (1) 120,000 shares of Series A Preferred Stock, and (2) warrants to purchase 120,000 shares of Company’s common stock at an exercise price of $0.50 with immediate vesting and 5 years to exercise.  Total consideration from issuance of units amounted to $802,500, of which $152,500 was receivable at December 31, 2012 and is presented as an offset to equity in the accompanying balance sheet. The Company issued warrants to purchase 3,210,000 shares of the Company’s common stock in conjunction with the sale of units and the fair value of the warrants was determined to be $135,141.

In connection with the sale of units, the Company issued warrants to its placement agent to purchase 156,000 shares of Company’s common stock.  The fair value of warrants was determined to be $9,524.

In connection with the sale of units, the Company incurred offering cost of $82,100.

NOTE 10 – NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	December 31,		For the Period from Inception (July 22, 2010) to December 31,
	2012	2011	2012
Numerator:
Net Loss	$(1,764,894)	$(1,244,801)	$(3,905,434)
Denominator:
Weighted Average of Common Shares	51,660,735	36,278,475	38,990,506

Basic and Diluted Net Loss per Share	$(0.03)	$(0.03)	$(0.10)

There were no dilutive securities as of December 31, 2012 and 2011.

There were 36,705,000, 24,826,000 and 36,705,000 warrants and stock options that were excluded from the calculation of diluted net loss per share for the years ended December 31, 2012 and 2011, and for the period from inception (July 22, 2010) to December 31, 2012, respectively, because they were anti-dilutive.

NOTE 11 – 2010 STOCK OPTION PLAN

During 2010, the Board of Directors approved and adopted the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) to provide for the issuance of non-qualified and/or incentive stock options to employees, officers, directors and consultants and other service providers. The Plan was subsequently amended on various dates. Generally, all options granted expire five to ten years from the date of grant. It is the policy of the Company to issue new shares for stock options exercised, rather than issue treasury shares. Options generally vest over ten years. Effective July 1, 2012, the total number of shares of common stock reserved for issuance was reduced to 15,000,000 shares, subject to annual increases of up to an amount equal to 15% of the outstanding fully-diluted shares of common stock of the Company and any such increase cannot be made until the fully-diluted shares of common stock outstanding exceeds 100,000,000 shares.

On November 29, 2012, the Company entered into a consulting agreement and in consideration of the consulting services, the Company agreed to grant the consultant a non-qualified option to purchase 2,100,000 shares of the Company’s common stock at the exercise price of $0.10 per share. The option shall become exercisable at the rate of 300,000 shares upon execution of the agreement and 150,000 shares every three months, commencing on the date of the agreement. The options were valued at $301,350 using the Black-Scholes option pricing model. Amount of $50,225 relating to these options was expensed during the year ended December 31, 2012.

The assumptions used in the Black-Scholes model are as follows:

For the year ended December 31, 2012
Risk-free interest rate	0.42%
Expected dividend yield	0%
Expected lives	3.5 years
Expected volatility	70%

A summary of the status of stock options issued by the Company as of December 31, 2012 is presented in the following table:

	For the year ended 2012		For the year ended 2011
	Number of	Average	Number of	Average
	Shares	Price	Shares	Price
Outstanding at the beginning of year	15,000,000	$0.025	-	N/A
Granted	2,100,000	$0.1	15,000,000	$0.025
Exercised/Expired/Cancelled	-	N/A	-	N/A
Outstanding at the end of period	17,100,000	$0.034	15,000,000	$0.025

Exercisable at the end of period	7,800,000	$0.028	1,500,000	$0.025

NOTE 11 – 2010 STOCK OPTION PLAN (Continued)

The following table sets forth additional information about stock options outstanding at December 31, 2012:

Weighted
		Average	Weighted
Range of		Remaining	Average
Exercise	Options	Contractual	Exercise	Options
Prices	Outstanding	Life	Price	Exercisable
$ 0.025 - 0.1	17,100,000	7.32	$0.034	7,800,000

As of December 31, 2012, there was $776,125 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 2.55 years.

NOTE 12 – STOCK WARRANTS

During the year ended December 31, 2012, (1) the Company issued stock purchase warrants to investors in private placements for the right to purchase 2,500,000, 3,210,000 and 3,088,000 shares of the Company’s common stock at $0.25, $0.50 and $0.75 per share, respectively. The warrants vest immediately and have a term of five years from the date the warrants were issued. The warrants were valued at $46,000, $135,141 and $114,898, respectively using the Black-Scholes option pricing model.

On March 20, 2012, the Company entered into a consulting agreement pursuant to which a warrant to purchase 200,000 shares of the Company’s common stock at $0.25 per share were issued. The warrant has a cashless exercise feature and vest as follows: (a) 25,000 shares after six months after the date of the agreement, (b) 100,000 shares after twelve months after the date of the agreement, and (c) 75,000 shares eighteen months after the date of the agreement. The warrants were valued at $18,840 using the Black-Scholes option pricing model. Amount of $2,878 relating to these warrants was expensed during the year ended December 31, 2012.

On November 1, 2012, the Company entered into a consulting agreement pursuant to which a warrant to purchase 500,000 shares of the Company’s common stock at $0.25 per share were issued. The warrant has a cashless exercise feature and vests as follows: (a) 50,000 shares three months after the date of the agreement, (b) 50,000 shares six months after the date of the agreement, (c) 100,000 shares nine months after the date of the agreement, and (d) 300,000 shares twelve months after the date of the agreement. The warrants were valued at $44,200 using the Black-Scholes option pricing model.  The amount of $2,947 relating to these warrants was expensed during the year ended December 31, 2012.

On August 6, 2012, the Company entered into a placement agency agreement and agreed to grant warrants to the placement agent at each closing of the offering. During the year ended December 31, 2012, the Company granted stock purchase warrants to the placement agency for the right to purchase 156,000 shares of the Company’s common stock at exercise prices ranging from $0.25 to $0.50. The warrants vest immediately and have a term of five years from the date the warrants were issued. The warrants were valued at $9,524 using the Black-Scholes option pricing model.

NOTE 12 – 2010 STOCK WARRANTS (continued)

On October 15, 2012, the Company entered into a software development agreement pursuant to which a warrant to purchase 125,000 shares of Company’s common stock at $0.30 issued.  The warrant has a cashless exercise feature and vests as follows: (a) 70,000 shares six months after the date of the agreement, and (b) 55,000 shares twelve months after the date of the agreement. The warrants were valued at $9,738 using the Black-Scholes option pricing model, of this amount $2,272 has become capitalized as software development cost during the year ended December 31, 2012.

The assumptions used in the Black-Scholes option pricing model are as follows:

For the year ended
December 31, 2012
Risk-free interest rate	0.27 - 0.73%
Expected dividend yield	0%
Expected lives	2.5 - 3.35 years
Expected volatility	70%

Warrants to purchase 19,605,000 shares of the Company’s common stock with exercise prices ranging from $0.10 to $0.75 were outstanding as of December 31, 2012.

NOTE 13 – EMPLOYMENT AGREEMENTS

On August 3, 2010, the Company entered into a 5-year (“Term”) agreement with Bill Glaser for his services as Chief Executive Officer.  The agreement was amended on March 15, 2011 to change his title from Chief Executive Officer to President.  Per the amendment to the agreement dated August 8, 2010, Mr. Glaser is compensated with an annual salary of $180,000. Mr. Glaser’s annual salary will increase to $250,000 in the event that either (i) OverNear raises an aggregate $5,000,000 in debt or equity financing after August 8, 2010 or (ii) OverNear recognizes $5,000,000 in cumulative gross revenues. The annual salary will increase to $360,000 in the event that either (i) OverNear raises an aggregate $10,000,000 in debt or equity financing after August 8, 2010 or (ii) OverNear recognizes $10,000,000 in cumulative gross revenues. Mr. Glaser will receive a bonus of 5% of OverNear’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). His agreement also provides for options to purchase 5,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, of which 2,500,000 shares became exercisable on December 31, 2012 and the remainder of which will become exercisable on the following schedule: 500,000 shares at the end of each subsequent six (6) month period. The options expire 10 years after grant.

In the event of a change of control of OverNear prior to the one (1) month anniversary of Mr. Glaser’s termination, Mr. Glaser will be due the greater of (i) the remainder of his annual salary during the Term or (ii) $250,000. All unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to OverNear on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Glaser. In the event of Mr. Glaser’s termination without cause by OverNear, Mr. Glaser will be paid the lesser of (i) the remainder of his annual salary during the Term or (ii) one (1) year’s salary, and all stock options held by Mr. Glaser under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

NOTE 13 – EMPLOYMENT AGREEMENTS (continued)

On September 13, 2010, the Company entered into a 5-year (“Term”) agreement with Fred E. Tannous for his services as Chief Financial Officer. The agreement was amended on March 15, 2011 to add the additional title of Chief Executive Officer.  Per the amendment to the agreement dated August 8, 2010, Mr. Tannous is compensated with an annual salary of $180,000. Mr. Tannous’ annual salary will increase to $250,000 in the event that either (i) OverNear raises an aggregate $5,000,000 in debt or equity financing after August 8, 2010 or (ii) OverNear recognizes $5,000,000 in cumulative gross revenues. The annual salary will increase to $360,000 in the event that either (i) OverNear raises an aggregate $10,000,000 in debt or equity financing after August 8, 2010 or (ii) OverNear recognizes $10,000,000 in cumulative gross revenues.

As a signing bonus, Mr. Fred Tannous was issued shares of OverNear’s common stock valued at $50,000. Mr. Fred Tannous will also receive a bonus of 5% of OverNear’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). His agreement also provides for options to purchase 10,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, of which 1,000,000 shares became exercisable on December 31, 2010 and the remainder of which will become exercisable on the following schedule: 1,000,000 shares at the end of each subsequent six (6) month period. The options expire 10 years after grant.

In the event of a change of control of OverNear prior to the one (1) month anniversary of Mr. Tannous’ termination, Mr. Tannous will be due the greater of (i) the remainder of his annual salary during the Term or (ii) $250,000. All unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to OverNear on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Tannous.

In the event of Mr. Tannous’ termination without cause by OverNear, Mr. Tannous will be paid the lesser of (i) the remainder of his annual salary during the Term or (ii) one (1) year’s salary, and all stock options held by Mr. Tannous under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

The following table summarizes the Company's minimum obligations in the event of no early termination under employment agreements as of December 31:

2013	$360,000
2014	360,000
2015	360,000
2016	75,000

$1,155,000

NOTE 14 – LEASE COMMITMENTS

The Company leases its office facility on a month-to-month basis and under a lease agreement from an unrelated party pursuant to the lease agreement expiring on October 31, 2013. The Company’s rent expense for the years ended December 31, 2012, and 2011, and the period from inception (July 22, 2010) to December 31, 2012, was approximately $41,000, $3,000, and $45,000, respectively.

The Company’s lease obligation under the lease as of December 31, 2012 amount to $19,800.

NOTE 15 – GAIN ON FORGIVENESS OF DEBT

The Company has entered into arrangements with various professional service providers for amounts less than the liability recorded in accounts payable.  As a result of these transactions, the Company recorded gain on forgiveness of debt of $10,847, $237,895 and $248,742 for the years ended December 31, 2012 and 2011, and the period from inception (July 22, 2012) to December 31, 2012, respectively.

NOTE 16 – SUBSEQUENT EVENTS

During the first quarter of 2013, the Company commenced a private placement offering of its equity securities for the sale of units consisting of common stock and warrants which have a value of $25,000 per unit for an amount up to $2,500,000.  Each unit consists of (1) 100,000 shares of common stock and, (2) warrants to purchase 100,000 shares of common stock at an exercise price of $0.50 per share with immediate vesting and 5 years to exercise.  As of April 15, 2013, the Company has sold 12 units for proceeds of $300,000.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash	$47,727	$150,159
Prepaid expenses	244,759	14,387
Total Current Assets	292,486	164,546

Furniture and equipment, net	24,762	20,238

Software development in progress	710,200	499,089

Other assets	110,904	53,510

Total Assets	$1,138,352	$737,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$153,915	$342,154
Accrued expenses	119,387	79,672
Current portion of legal settlement payable	75,000	75,000
Total Current Liabilities	348,302	496,826

Legal settlement payable, net of current portion	12,500	75,000

Total Liabilities	360,802	571,826

Stockholders' Equity
Common stock, $0.001 par value; 150,000,000 shares authorized; 61,706,587 and 53,733,208 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	61,707	53,733
Preferred stock, $0.001 par value; 50,000,000 shares authorized, 3,210,000 Series A convertible preferred shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	3,210	3,210
Paid-in capital	6,311,608	4,166,548
Stock subscriptions receivable	-	(152,500)
Accumulated deficit in the development stage	(5,598,975)	(3,905,434)
Total Stockholders' Equity	777,550	165,557

Total Liabilities and Stockholders’ Equity	$1,138,352	$737,383

The accompanying notes are an integral part of these condensed financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,		Period from Inception (July 22, 2010) to September 30,
	2013	2012	2013	2012	2013

Sales	$-	$-	$-	$-	$89

Cost of Sales	-	-	-	-	17
Gross Profit	-	-	-	-	72

Selling, General and Administrative Expenses	571,456	409,589	1,561,130	1,172,228	5,561,022
Research and Development	135,615	-	135,615	-	135,615
Impairment of production costs, prepaid royalties and inventory	-	-	-	-	110,992

Operating Loss	(707,071)	(409,589)	(1,696,745)	(1,172,228)	(5,807,557)

Other Income (Expense):
Gain on Settlement and write-off of Accounts Payable	50,594	-	4,691	-	4,691
Interest Expense	(251)	(316)	(687)	(1,470)	(15,451)
Gain on Forgiveness of Debt	-	-	-	-	248,742
Other	-	-	-	-	(27,000)
Other Income (Expense), Net	50,343	(316)	4,004	(1,470)	210,982

Loss before Income Taxes	(656,728)	(409,905)	(1,692,741)	(1,173,698)	(5,596,575)

Provision for Income Taxes	-	-	(800)	(800)	(2,400)

Net Loss	$(656,728)	$(409,905)	$(1,693,541)	$(1,174,498)	(5,598,975)

Loss Per Share-Basic and Diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)	(0.13)

Weighted average shares used in computing earnings per share:	60,729,409	52,898,941	57,545,715	51,138,343	43,331,185

The accompanying notes are an integral part of these condensed financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED) For the Period from Inception (July 22, 2010) to September 30, 2013

	Preferred Stock		Common Stock		Paid-in	Stock Subscriptions	Accumulated Deficit in the development	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	stage	Equity

Excess of liabilities assumed over assets transferred from uKarma	-	-	-	-	(169,194)	-	-	(169,194)
Issuance of common stock to uKarma	-	-	10,558,896	10,559	-	-	-	10,559
Additional capital contributed	-	-	-	-	27,000	-	-	27,000
Issuance of common stock in lieu of officer compensation	-	-	4,000,000	4,000	96,000	-	-	100,000
Private placement of Series A convertible preferred stock	3,210,000	3,210	-	-	654,625	-	-	657,835
Fair value of warrants issued in connection with Series A convertible preferred stock	-	-	-	-	135,141	-	-	135,141
Fair value of warrant issued to placement agent in connection with Series A convertible preferred stock	-	-	-	-	9,524	-	-	9,524
Offering cost – Series A convertible preferred stock	-	-	-	-	(82,100)	-	-	(82,100)
Subscription receivable for issuance of Series A convertible preferred stock	-	-	-	-	-	(152,500)	-	(152,500)
Private placement of common stock	-	-	15,688,000	15,688	1,639,889	-	-	1,655,577
Fair value of warrants issued in connection with private placement	-	-	-	-	337,423	-	-	337,423
Issuance of common stock for services	-	-	14,623,993	14,624	676,030	-	-	690,654
Issuance of common stock for settlement of accounts payable and retainer	-	-	1,445,332	1,445	55,957	-	-	57,402
Issuance of common stock in lieu of officers deferred compensation	-	-	7,416,987	7,417	178,008	-	-	185,425
Fair value of warrants issued for consulting services	-	-	-	-	5,825	-	-	5,825
Fair value of warrants issued for software development	-	-	-	-	27,195	-	-	27,195
Stock based compensation	-	-	-	-	575,225	-	-	575,225
Net loss for the period from inception (July 22, 2010) to December 31, 2012	-	-	-	-	-	-	(3,905,434)	(3,905,434)
Balance at December 31, 2012	3,210,000	3,210	53,733,208	53,733	4,166,548	(152,500)	(3,905,434)	165,557
Private placement of common stock	-	-	4,992,500	4,993	1,034,335	-	-	1,039,328
Fair value of warrants issued in connection with private placement of common stock	-	-	-	-	208,797	-	-	208,797
Proceeds from subscriptions receivable Series A convertible preferred stock	-	-	-	-	-	152,500	-	152,500
Issuance of common stock for consulting services	-	-	1,706,929	1,707	357,978	-	-	359,685
Fair value of warrants issued in connection with consulting services	-	-	-	-	41,080	-	-	41,080
Fair value of warrants issued in connection with software development	-	-	-	-	16,358	-	-	16,358
Issuance of common stock in connection with software development	-	-	375,750	376	78,599	-	-	78,975
Issuance of common stock in payment of settlement of accounts payable and retainer fee	-	-	898,200	898	185,838	-	-	186,736
Stock based compensation	-	-	-	-	222,075	-	-	222,075
Net loss for the nine months ended September 30, 2013	-	-	-	-	-	-	(1,693,541)	(1,693,541)
Balance at September 30, 2013	3,210,000	$3,210	61,706,587	$61,707	$6,311,608	$-	$(5,598,975)	$777,550

The accompanying notes are an integral part of these condensed financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,		Period from Inception (July 22, 2010) to September 30,
	2013	2012	2013
Cash Flow from Operating Activities:
Net loss	$(1,693,541)	$(1,174,498)	$(5,598,975)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,242	4,291	18,483
Amortization of production costs	-	-	172,268
Gain on settlement of accounts payable	(4,691)	-	(4,691)
Issuance of stock warrants for consulting services	17,680	2,878	23,505
Issuance of common stock for consulting services	181,451	154,110	695,230
Issuance of stock warrants for software development services	13,220	-	13,220
Issuance of common stock for software development services	19,500	-	19,500
Stock based compensation	222,075	157,500	797,300
Impairment of production costs, prepaid royalties and inventory	-	-	110,992
Issuance of common stock in lieu of officer compensation	-	-	100,000
Gain on forgiveness of debt	-	-	(248,742)
(Increase) Decrease in operating assets:
Employee advances	-	(20,500)	-
Prepaid expenses	(28,737)	(1,312)	31,078
Other assets	(26,316)	(2,107)	(30,073)
Increase (Decrease) in operating liabilities:
Legal settlement payable	(62,500)	(56,250)	87,500
Accrued expenses	39,714	5,578	193,556
Accounts payable	3,188	113,936	406,519
Net Cash used in Operating Activities	(1,312,715)	(816,374)	(3,213,330)

Cash Flow from Investing Activities:
Patent and trademark costs	(31,078)	(22,464)	(76,635)
Purchase of equipment	(10,766)	(12,320)	(28,115)
Software development in progress	(148,498)	(239,545)	(620,392)
Cash acquired from uKarma	-	-	6,476
Net Cash Used in Investing Activities	(190,342)	(274,329)	(718,666)

Cash Flow from Financing Activities:
Repayments of notes and other debt	-	-	(8,802)
Additional capital contributions	-	-	27,000
Proceeds from private placement of common stock	1,248,125	1,022,000	3,241,125
Proceeds from subscriptions receivable Series A convertible preferred stock	152,500	-	720,400
Net Cash Provided by Investing Activities	1,400,625	1,022,000	3,979,723

Net (Decrease) Increase in Cash	(102,432)	(68,703)	47,727

Cash Balance at Beginning of Period	150,159	181,995	-
Cash Balance at End of Period	$47,727	$113,292	$47,727
Supplemental Disclosures:
Interest Paid	$687	$1,470	$16,332
Taxes Paid	$800	$1,600	$2,400

The accompanying notes are an integral part of these condensed financial statements

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND CRITICAL ACCOUNTING POLICIES

OverNear, Inc. (“the Company”) was incorporated on July 22, 2010 in the State of Nevada as Awesome Living, Inc. On June 20, 2011, the name of the corporation was changed to OverNear, Inc. The Company’s headquarters are located in Santa Monica, California.  The Company is in the process of developing a location-based social networking and mobile advertising platform, a beta version of which was released for use by the general public in January 2013.  The condensed consolidated financial statements of OverNear, Inc. (which may be referred to as "OverNear," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America.

On August 9, 2010, the Company entered into a Contribution Agreement (“the Agreement”) with uKarma Corporation (“uKarma”) to acquire all of the assets and assume liabilities of uKarma. Pursuant to the terms of the Agreement, the Company issued 10,558,896 shares of its common stock at par value to uKarma as consideration for the acquired assets and assumed certain liabilities. Upon transfer of the assets and liabilities, the Company continued uKarma’s operations.

The Company’s predecessor business developed and marketed a proprietary branded fitness DVD series that targets individuals who seek to enrich their physical, spiritual, and mental wellness. Through infomercials and other marketing initiatives, the predecessor launched its products. The Company plans to monetize the fitness DVD series assets by either selling or licensing the intellectual property and associated products. However, the Company is not certain about achieving success in this line of business and has written off all assets related to such.

The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915, “Development Stage Entities”. The Company is devoting substantially all of its present efforts to design and develop a location-based social networking and mobile advertising platform and its planned principal operations have not yet commenced.  The Company has not generated any significant revenues from operations and has no assurance of any future revenues. All losses accumulated since July 22, 2010, have been considered as part of the Company’s development stage activities.

The condensed financial statements of the Company included herein are unaudited for the periods ended September 30, 2013 and September 30, 2012, have been prepared from the books and records of the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), and in the case of the condensed balance sheet as of December 31, 2012, have been derived from the audited financial statements of the Company. These financial statements reflect all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary to fairly present the results for the periods presented. Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission. These condensed financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2012. The Company has assessed subsequent events through the date of filing of these condensed financial statements with the Securities and Exchange Commission and believes that the disclosures made herein are adequate to make the information presented herein not misleading.

A summary of the Company's critical accounting policies are disclosed below. The Company's critical accounting policies are further described under the caption “Critical Accounting Policies” in Management's Discussion and Analysis of Financial Condition and Results of Operations and in more detail in the Company's 2012 Annual Report on Form 10-K.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND CRITICAL ACCOUNTING POLICIES (continued)

Software Development Costs - Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased, or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Amortization of capitalized software development costs begins when the product is available for general release to customers and revenues are generated. Amortization is computed as the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product. As of September 30, 2013 and December 31, 2012, the Company had capitalized software development costs of $710,200 and $499,089, respectively, for the development of a location-based social networking mobile application.  During the three and nine months ended September 30, 2013 and 2012, and for the period from inception (July 22, 2010) to September 30, 2013, the Company incurred research and development costs of $135,615, $0, and $135,615, respectively.

Net Loss Per Share - The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

Stock Based Compensation - The Company applies FASB ASC 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Generally, all options granted expire ten years from the date of grant. Stock based compensation expense in the amount of $74,025 and $222,075 was incurred for the three and nine months ended September 30, 2013 and $52,500 and $157,500 for the corresponding periods in 2012, and $797,300 for the period from inception (July 22, 2010) to September 30, 2013.

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees”. FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

New Accounting Pronouncements - Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

NOTE 2 – GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Management of the Company is actively seeking financing to continue the development of its location-based mobile platform and market its products and services. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangements and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The report from the Company’s independent registered public accounting firm relating to the year ended December 31, 2012 states that there is substantial doubt about the Company’s ability to continue as a going concern.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30,
	2013	December 31,
	(Unaudited)	2012

Liquidation Damages – Series A Convertible Preferred Stock	$47,000	$-
Accrued Salaries and Related Expenses	38,511	47,519
Accrued Income Tax	-	1,600
Accrued Professional Fees	33,876	30,553
Total Accrued Liabilities	$119,387	$79,672

NOTE 4 – LEGAL SETTLEMENT PAYABLE

In November 2011, the Company settled a legal dispute for the total amount of $275,000, of which $50,000 was paid on December 15, 2011 with the remainder payable in monthly installments of $6,250 through December 7, 2014.

Total settlement payable, as of September 30, 2013	$87,500
Current portion of settlement payable	(75,000)
Settlement payable, net of current portion	$12,500

The following schedule represents maturities of the settlement payable:

October 1, 2013 through September 30, 2014	75,000
October 1, 2014 through December 7, 2014	12,500
Total	$87,500

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

During the nine months ended September 30, 2013, the Company executed the following common stock transactions:

●
the issuance of an aggregate 4,992,500 common shares to accredited investors in a private placement. Total consideration from this issuance of common stock amounted to $1,248,125 at September 30, 2013.  The common stock issued included warrants with a fair value of $208,797.

●	the issuance of an aggregate 1,706,929 shares of the Company’s common stock with a fair value of $359,685 for consulting services.

●	the issuance of an aggregate 898,200 shares of the Company’s common stock with a fair value of $186,736 in payment of settlement of accounts payable and retainer for legal services.

●	the issuance of 375,750 shares of common stock fair valued at $78,975 for software development services.

The fair value of common stock issued in connection with services rendered by various professionals was determined based upon the evaluation of fair value made by the Company’s management, which considered the values associated with securities offerings during the period.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001 per share. The preferred stock may be issued in one or more series and the first series consisted of 18,000,000 shares and is designated as series A convertible preferred stock (“Series A Preferred Stock”). The holders of Series A Preferred Stock are entitled to receive, if, when and as declared by the Board, dividends at an annual rate of 8% of the original purchase price of Series A Preferred Stock. No dividends were declared for the nine months ended September 30, 2013. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive the amount of $0.50 per share. Each share of Series A Preferred Stock is convertible at the option of the holder at any time after the date of issuance into equal number of shares of common stock. Each share of Series A Preferred Stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock could be converted.  No shares of preferred stock have been issued during the nine months ended September 30, 2013.

In connection with the Company’s December 31, 2012 sale of $802,500 in units consisting of an aggregate of 3,210,000 shares of the Company’s Series A Preferred Stock and warrants to purchase an aggregate of 3,210,000 shares of the Company’s common stock, the Company was required to file a registration statement registering the shares of common stock. Such Series A Preferred Stock were convertible into 3,210,000 shares of common stock.  Such registration statement was required to be filed within 60 days of the final closing date (the “Filing Date”) and to be declared effective by 150 days from the Filing Date.  The Company did not meet the required Filing Date and the required effectiveness date has already passed.  Pursuant to the registration rights agreement, if the registration statement was not filed on a timely basis or was not declared effective by the SEC for any reason on a timely basis, the Company was required to pay each investor monthly liquidated damages equal to 1.0% of the investment amount subscribed for by such investor (capped at 12%) until the registration statement is filed or declared effective, as the case may be. At September 30, 2013, the Company accrued $47,000 of estimated liquidated damages that it will owe to the holders of the outstanding Series A Preferred Stock. In the event the Company is unable to gain effectiveness of the registration statement, it could owe such investors up to an aggregate of $96,300.

Warrants

During the nine months ended September 30, 2013, the Company issued warrants to purchase common stock to investors in private placements for the right to purchase 4,992,500 shares of the Company’s common stock at $0.50 per share. The warrants vested immediately and have a term of five years from the date the warrants were issued. The warrants were valued at $208,797, using the Black-Scholes option pricing model.

On March 11, 2013, the Company entered into a Software Development Agreement pursuant to which a warrant to purchase 350,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests as follows: (a) 50,000 shares on July 31, 2013, (b) 50,000 shares on October 31, 2013, and (c) 25,000 shares at the end of every three months starting on January 31, 2014. The warrants were valued at $26,880 using the Black-Scholes option pricing model.

On April 1, 2013, the Company entered into a Software Development Agreement pursuant to which a warrant to purchase 800,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests as follows: (a) 100,000 shares on July 31, 2013, (b) 100,000 shares on October 31, 2013, and (c) 60,000 shares at the end of every three months starting on January 31, 2014. The warrants were valued at $75,040 using the Black-Scholes option pricing model.

On April 1, 2013, the Company entered into a Software Development Agreement pursuant to which a warrant to purchase 125,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests 12,500 shares at the end of every three months with the first tranche vesting on January 31, 2014. The warrants were valued at $11,725 using the Black-Scholes option pricing model.

On July 1, 2013, the Company entered into a Software Development Agreement pursuant to which a warrant to purchase 60,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests as follows: (a) 10,000 shares on January 1, 2014, and (b) 5,000 shares at the end of every three months starting on April 1, 2014. The warrants were valued at $5,640 using the Black-Scholes option pricing model.

On August 28, 2013, the Company entered into a Consulting Agreement pursuant to which a warrant to purchase 300,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests immediately. The warrants were valued at $23,400 using the Black-Scholes option pricing model.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

On August 13, 2013, the Company entered into a Consulting Agreement pursuant to which a warrant to purchase 25,000 shares of the Company’s common stock at $0.25 per share was issued. The warrant has a cashless exercise feature and vests 6,250 shares at the end of every three months starting December 1, 2013. The warrants were valued at $2,160 using the Black-Scholes option pricing model.

The assumptions used in the Black-Scholes option pricing model are as follows:

Risk-free interest rate	0.29% - 0.84%
Expected dividend yield	0%
Expected lives	2.5 years – 3.5 years
Expected volatility	70%

Warrants to purchase an aggregate of 26,082,500 shares of the Company’s common stock with exercise prices ranging from $0.01 to $0.75 were outstanding as of September 30, 2013.  A summary of the Company’s warrant activity and related information for the nine months ended September 30, 2013 is as follows:

	Warrants	Weighted Average Exercise Price

Outstanding at January 1, 2013	19,605,000	$0.37
Granted	6,652,500	0.44
Exercised	-	-
Forfeited/Expired	(175,000)	0.25
Outstanding at September 30, 2013	26,082,500	0.38

Stock Options

During 2010, the Board of Directors approved and adopted the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) to provide for the issuance of non-qualified and/or incentive stock options to employees, officers, directors and consultants and other service providers. The Plan was subsequently amended on various dates. Generally, all options granted expire five to ten years from the date of grant. It is the policy of the Company to issue new shares for stock options exercised, rather than issue treasury shares. Options generally vest over ten years. Effective July 1, 2012, the total number of shares of common stock reserved for issuance was reduced to 15,000,000 shares, subject to annual increases of up to an amount equal to 15% of the outstanding fully-diluted shares of common stock of the Company, and any such increase cannot be made until the fully diluted shares of common stock outstanding exceeds 100,000,000 shares.  The Company did not grant any stock options during the nine months ended September 30, 2013.  Options to purchase 17,100,000 shares of common stock at an average exercise price of $0.034 per share are outstanding at September 30, 2013.  Of that amount, 9,750,000 are exercisable at an average price of $0.03 per share.

As of September 30, 2013, there was $554,050 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted average period of 1.8 years.

The estimated aggregate pretax intrinsic value (the difference between the Company’s estimated stock price on the last day of the period ended September 30, 2013 and the exercise price, multiplied by the number of in-the-money options) is approximately $1,740,000. This amount changes based on the fair market value of the Company’s common stock.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

Public Offering

As of the date of this filing, the SEC is in the review process of a Registration Statement the Company filed on May 13, 2013.  The Company provided for the registration of (i) up to 10,000,000 shares of common stock of the Company to be offered to public stockholders for up to $5,000,000 in gross proceeds (net $4,537,000 after expenses); (ii) the distribution of 10,558,896 shares (the "Distribution Shares") of common stock of the Company owned by Innolog Holdings Corporation (formerly named uKarma Corporation, or "Innolog"); and (iii) the resale (the "Resale") of an aggregate of 6,420,000 shares of the Company's common stock owned by twenty-two (22) selling shareholders identified therein. No payment will be made by any recipient of the Distribution Shares to either Innolog or the Company and the Company will not receive any proceeds from the Resale. The proceeds from the offering are expected to be used for engineering and research and development; business development and sales and marketing; and general and administrative expenses. The registration statement is subject to approval by the SEC.

NOTE 6 – LOSS PER SHARE

There were no dilutive securities for the three and nine months ended September 30, 2013 and 2012 and for the period from inception (July 22, 2010) to September 30, 2013.  A total of 43,182,500 warrants and stock options were excluded from the calculation of diluted net loss per share for the three and nine months ended September 30, 2013 and for the period from inception (July 22, 2010) to September 30, 2013, and 21,439,000 warrants and stock options were excluded from the calculation of diluted net loss per share for the three and nine months ended September 30, 2012, because they were anti-dilutive.

NOTE 7 – NON-CASH TRANSACTIONS

Non cash activities during the nine months ended September 30, 2013 are as follows:

•	The Company issued 898,200 shares of its common stock valued at $186,736 in payment of settlement of accounts payable and retainer fee.

•	The Company issued warrants valued at $3,138 in connection with software development.

•	The Company issued 282,583 shares of its common stock valued at $59,475 in connection with software development.

•	The Company issued 850,000 shares of its common stock valued at $178,234 for consulting services to be performed on various dates from June 2013 to August 2015.

•	The Company issued warrants valued at $23,400 in connection with consulting services to be performed from August 2013 to August 2015.

Non cash activities during nine months ended September 30, 2012 are as follows:

•	The Company issued 40,000 shares of its common stock valued at $4,000 in payment of settlement of accounts payable.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7 – NON-CASH TRANSACTIONS (continued)

Non cash activities from inception (July 22, 2010) to September 30, 2013 exclusive of the above, are as follows:

On August 9, 2010, OverNear, Inc. acquired all of the assets and assumed the liabilities of uKarma Corporation, the predecessor entity.  The acquired assets and liabilities, and purchase consideration paid were as follows:

Assets and liabilities acquired:

Cash	$6,476
Prepayment and other assets	92,320
Inventory	18,108
Property and equipment, net	15,131
Production costs, net	207,854
Accounts payable and accrued expenses	(489,963)
Notes payable	(8,561)
$(158,635)

Purchase consideration:

Common stock issued by OverNear, Inc.	$10,559
Excess of liabilities over assets acquired charged to paid-in capital	(169,194)
$(158,635)

•	The Company issued 5,500,000 shares of its common stock to its CEO in lieu of accrued compensation in the amount of $137,500.

•	The Company issued 1,405,332 shares of its common stock valued at $53,402 in payment of settlement of accounts payable.

•	The Company issued 7,416,987 shares to its officers valued at $185,425 in payment of settlement of deferred compensation.

•	The Company issued 276,000 warrants valued at $24,923 in connection with software development.

•	The Company issued 1,050,000 shares of its common stock valued at $52,500 in payment of consulting services.

•	The Company issued warrants to purchase 125,000 shares of its common stock valued at $2,272 in connection with software development.

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Employment Agreement

On August 3, 2010, the Company entered into a 5-year (“Term”) agreement with Bill Glaser for his services as Chief Executive Officer. The agreement was amended on March 15, 2011 to change his title from Chief Executive Officer to President. Per the amendment to the agreement dated August 8, 2011, Mr. Glaser is compensated with an annual salary of $190,000. Mr. Glaser’s annual salary will increase to $250,000 in the event that either (i) OverNear raises an aggregate $5,000,000 in debt or equity financing after August 8, 2011 or (ii) OverNear recognizes $5,000,000 in cumulative gross revenues. The annual salary will increase to $360,000 in the event that either (i) OverNear raises an aggregate $10,000,000 in debt or equity financing after August 8, 2011 or (ii) OverNear recognizes $10,000,000 in cumulative gross revenues. Mr. Glaser will receive a bonus of 5% of OverNear’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA).  On August 19, 2013, the agreement was amended to eliminate this provision in the agreement. His agreement also provides for options to purchase 5,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, of which 3,000,000 shares became exercisable on January 1, 2013 and the remainder of which will become exercisable on the following schedule: 500,000 shares at the beginning of each subsequent six (6) month period. The options expire 10 years after grant.  In the event of a change of control of OverNear prior to the one (1) month anniversary of Mr. Glaser’s termination, Mr. Glaser will be due the greater of (i) the remainder of his annual salary during the Term or (ii) $250,000. All unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to OverNear on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Glaser.  In the event of Mr. Glaser’s termination without cause by OverNear, Mr. Glaser will be paid the lesser of (i) the remainder of his annual salary during the Term or (ii) one (1) year’s salary, and all stock options held by Mr. Glaser under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

On September 13, 2010, the Company entered into a 5-year (“Term”) agreement with Fred E. Tannous for his services as Chief Financial Officer. The agreement was amended on March 15, 2011 to add the additional title of Chief Executive Officer. Per the amendment to the agreement dated August 8, 2011, Mr. Tannous is compensated with an annual salary of $190,000. Mr. Tannous’ annual salary will increase to $250,000 in the event that either (i) OverNear raises an aggregate $5,000,000 in debt or equity financing after August 8, 2011 or (ii) OverNear recognizes $5,000,000 in cumulative gross revenues. The annual salary will increase to $360,000 in the event that either (i) OverNear raises an aggregate $10,000,000 in debt or equity financing after August 8, 2010 or (ii) OverNear recognizes $10,000,000 in cumulative gross revenues.  Mr. Fred Tannous was issued shares of OverNear’s common stock valued at $50,000, as a signing bonus; and Mr. Fred Tannous will also receive a bonus of 5% of OverNear’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). On August 19, 2013, the agreement was amended to eliminate this provision in the agreement.  His agreement also provides for options to purchase 10,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, of which 1,000,000 shares became exercisable on January 1, 2013 and the remainder of which will become exercisable on the following schedule: 1,000,000 shares at the beginning of each subsequent six (6) month period. The options expire 10 years after grant.  In the event of a change of control of OverNear prior to the one (1) month anniversary of Mr. Tannous’ termination, Mr. Tannous will be due the greater of (i) the remainder of his annual salary during the Term or (ii) $250,000. All unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to OverNear on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Tannous.  In the event of Mr. Tannous’ termination without cause by OverNear, Mr. Tannous will be paid the lesser of (i) the remainder of his annual salary during the Term or (ii) one (1) year’s salary, and all stock options held by Mr. Tannous under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

The following table summarizes the Company’s minimum obligations in the event of no early termination under employment agreements as of September 30, 2013:

Twelve Months Ending September 30	Amount
2014	$380,000
2015	380,000
2016	206,000
Total	$966,000

OVERNEAR, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 – COMMITMENTS AND CONTINGENCIES (continued)

Consulting Agreement

On April 15, 2013, the Company entered into a consulting agreement with an author whereby such individual shall cross-promote OverNear and its products and services, make introductions to certain key influential individuals, and make appearances at certain company events.  In consideration of the aforementioned consulting services, the Company agreed to a one-time grant of 535,764 shares of the Company’s common stock, which shall be earned based on a vesting schedule, provided the consulting agreement remains in effect, at the rate of 267,884 shares upon execution and the balance of 267,880 shares at the rate of 33,485 shares at the end of every three-month period starting from the date of this agreement.  In addition, the Company agreed to purchase a maximum of 6,000 copies of his soon-to-be released book by November 26, 2013, valued at approximately $102,000.

Lease Commitment

The Company leases its office facility in Santa Monica, California pursuant to a lease agreement expiring May 2015.  Under the terms of the lease agreement the Company is also required to pay additional amount for operating expenses.

The following table summarizes the Company's future minimum commitment under lease agreement as of September 30, 2013:

Twelve Months Ending September 30,	Amount
2014	$53,000
2015	34,000
Total	$87,000

NOTE 9 – VENDOR SETTLEMENTS AND GAIN ON FORGIVENESS OF DEBT

The Company has entered into arrangements with various professional service providers for amounts different than the liability recorded in the accounts payable. The Company's officers also forgave their deferred compensation during 2011. As a result of these transactions, the Company recorded gain on settlement and forgiveness of debt of $50,594, $4,691, and $253,433 for the three and nine months ended September 30, 2013 and for the period from inception (July 22, 2010) to September 30, 2013, respectively. There was no such gain on settlement and forgiveness of debt during the three and nine months ended September 30, 2012.

NOTE 10 – SUBSEQUENT EVENTS

Common Stock

Subsequent to September 30, 2013, the Company executed the following common stock transactions:

•
the issuance of an aggregate 2,784,000 shares to investors in a private placement. Total consideration from issuance of common stock amounted to $696,000.  These issuances were exempt from registration requirements in reliance on Section 4(2) of the Securities Act.

•
the issuance of an aggregate 251,820 shares of the Company’s common stock with a fair value of $53,064 for consulting services.  These issuances were exempt from registration requirements in reliance on Section 4(2) of the Securities Act.

•
the issuance of an aggregate 260,606 shares of the Company’s common stock fair valued at $54,775 for software development services.  These issuances were exempt from registration requirements in reliance on Section 4(2) of the Securities Act.

The fair value of common stock issued in connection with services rendered by various professionals was determined based upon the evaluation of fair value made by the Company’s management, which considered the values associated with securities offerings during the period.

Preferred Stock Conversion to Common Stock

In August and October 2013, the Company obtained the consent of approximately 69% of its preferred shareholders to adopt, approve and ratify the Amended and Restated Certificate of Designations of the Company’s Series A Convertible Preferred Stock.  The amendment, which was filed with the state of Nevada on October 4, 2013, provides that the Company shall have the right to convert the Series A Convertible Preferred Stock into shares of the Company’s common stock in its sole discretion at any time, at which time, such Series A Convertible Preferred Stock shall automatically and without any required action by any holder, be converted into 103% of fully paid, non-assessable shares of common stock.  As of the date when these financial statements were available to be issued, no preferred shares had been converted to common stock.

OVERNEAR, INC.

17,084,485 Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is April 30, 2014